As filed with the Securities and Exchange Commission on April 30, 1999

                                                      Registration No. 333-74293
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------

                                Amendment No. 3
                                       to


                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------


                          MAKER COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                                --------------



              Delaware                          3674                       04-3276285
(State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)      Classification Code Number)      Identification No.)

                             73 Mount Wayte Avenue
                             Framingham, MA 01702
                                (508) 628-0622
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                              William N. Giudice
                     President and Chief Executive Officer
                          Maker Communications, Inc.
                             73 Mount Wayte Avenue
                             Framingham, MA 01702
                                (508) 628-0622
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------


                                  Copies to:

Richard M. Stein, Esquire       Edwin L. Miller, Jr., Esquire
HUTCHINS, WHEELER & DITTMAR     TESTA, HURWITZ & THIBEAULT, LLP
A Professional Corporation      125 High Street
101 Federal Street              Boston, Massachusetts 02110
Boston, Massachusetts 02110     (617) 248-7000
(617) 951-6600

                                --------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                --------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] _________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the earlier registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                                --------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                  Subject to Completion, dated April 30, 1999



PROSPECTUS


                               3,500,000 Shares


                          [Maker Communications logo]

                           Maker Communications, Inc.

                                  Common Stock
--------------------------------------------------------------------------------

   Maker is offering shares of common stock in its initial public offering.



Maker proposes to list the shares on the Nasdaq National Market under the symbol "MAKR."
              Anticipated Price Range: $9.00 to $11.00 per share



     Investing in the shares involves risks. Risk Factors begin on page 7.




                                    Per Share      Total
                                   -----------   ---------
Public Offering Price ..........      $           $
Underwriting Discount ..........      $           $
Proceeds to Maker ..............      $           $

Maker has granted the underwriters the right to purchase up to 525,000 additional shares within 30 days to cover any over-allotments.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
LEHMAN BROTHERS

                        BT ALEX. BROWN

                                                           SALOMON SMITH BARNEY



    , 1999

[red herring information]

The information in this prospectus is not complete and may change. Maker and the underwriters may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[end red herring]

Inside Page

A collage of Maker's processors and words representing applications addressed by Maker's products with the following three sentences:


       Maker is a fabless semiconductor company that develops and markets high-performance programmable communications processors, development tools and application software for use in communications systems equipment.


      Maker focuses on emerging high growth segments of the communications systems market that require sophisticated traffic management and internetworking functions.


Our MXT3010 Cell Processor and related software target the high performance segment of the ATM equipment market. Our recently announced MXT4000 Traffic
    Stream Processor family and related software will address both IP-based and ATM equipment markets.










Gatefold

     Gatefold artwork illustrating the types of networks and equipment that incorporate Maker's communications processors.

                               TABLE OF CONTENTS

                                                 Page
                                                -----
Prospectus Summary ............................    4
Risk Factors ..................................    7
Use of Proceeds ...............................   14
Dividend Policy ...............................   14
Capitalization ................................   15
Dilution ......................................   16
Selected Consolidated Financial Data ..........   17
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................   18
Business ......................................   24
Management ....................................   36

                                                Page
                                                -----
Principal Shareholders ........................   44
Certain Transactions with Executive
   Officers, Directors and Principal
   Shareholders ...............................   46
Description of Capital Stock ..................   47
Shares Eligible for Future Sale ...............   50
Underwriting ..................................   52
Legal Matters .................................   53
Experts .......................................   54
Where You Can Find More Information ...........   54
Index to Consolidated Financial
   Statements .................................  F-1

                             ABOUT THIS PROSPECTUS

     Investors should rely only on the information contained in this prospectus. Maker and the underwriters have not authorized anyone to provide any different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. This preliminary prospectus is subject to completion prior to this offering.

     This prospectus makes forward-looking statements. Investors should consider any statements that are not statements of historical fact to be forward-looking statements. The words "believes," "anticipates," "plans," "expects," "seeks," "estimates" and similar expressions identify forward-looking statements. There are a number of important factors that could cause the results of Maker to differ materially from those indicated by such forward-looking statements, including those discussed under the section of this prospectus entitled "Risk Factors."

     All trademarks and trade names appearing in this prospectus are the property of their respective holders.

     Until     , 1999, all dealers selling shares of the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes appearing elsewhere in this prospectus. Unless otherwise indicated, information in this prospectus assumes that the underwriters will not exercise their over-allotment option. This prospectus also assumes the redemption of all outstanding shares of Class A Redeemable Preferred Stock and the conversion into common stock of all outstanding shares of Junior Convertible Preferred Stock, Class B Convertible Preferred Stock and Class C Convertible Preferred Stock all of which will occur simultaneously with the closing of this offering, as well as the conversion into common stock of a convertible note prior to or upon the closing of this offering.

                                     Maker

     Maker is a semiconductor company that develops and markets high-performance programmable processors, development tools and application software for use in communications systems equipment. Our processors are optimized for processing and switching data, voice and video in high-capacity networks. Our processors perform complex tasks such as managing network traffic and interconnecting networks that are based on advanced networking technologies, such as Asynchronous Transfer Mode (ATM) and Internet Protocol
(IP) packet switching. We have over 50 design wins with over 30 telecommunications and network equipment vendors, of which over 15 were in production during the first quarter of 1999. Our top five customers in 1998 were Ascend, Cisco, Fore, Lucent and Nortel.

     The explosive growth of the Internet, the increase in demand for higher speed interconnectivity between wide area networks and local area networks and the increased use of technology that enables networks to be accessed remotely are creating a rapidly expanding and increasingly complex communications network infrastructure. Network service providers are adding capacity and offering enhanced services that require new equipment with much higher performance and the flexibility to support rapidly evolving industry standards. This equipment traditionally has incorporated fixed-function integrated circuits, called ASICs and ASSPs, which provide the requisite level of performance but cannot adapt to changing market requirements and require lengthy development cycles, or general purpose processors, called RISC and CISC processors, that are programmable but have limited performance.

     Our communications processors are optimized for networks based on advanced technologies and have performance levels equivalent to fixed-function integrated circuits and superior to general purpose processors. Unlike fixed-function integrated circuits, our processors provide functional flexibility which enables communications systems vendors to:

     o quickly adapt to rapidly evolving standards and market requirements;
     o improve time-to-market of new and improved products;
     o add features to create product differentiation; and
     o utilize a common architecture across product lines.

     We focus on emerging high growth segments of communications systems equipment markets that require sophisticated functionality in managing network traffic and performing translation functions used to interconnect different networks and protocols. Our MXT3010 Cell Processor and related software target the high-performance segment of the Asynchronous Transfer Mode equipment market. We believe that we have become a leading provider in the market for Segmentation and Reassembly (SAR) devices that operate at OC-12 (622 Mbps) rates, an industry-standard measurement of speed. Currently OC-12 is the fastest speed at which commercial Asynchronous Transfer Mode Segmentation and Reassembly devices operate. We recently announced the introduction of our MXT4000 Traffic Stream Processor family and related software to address the opportunity for Internet Protocol-based services in addition to Asynchronous Transfer Mode. These devices will support sophisticated traffic management and internetworking at rates up to OC-48 (2.5 Gbps), or four times faster than OC-12/622Mbps. We offer complete production-tested application software that runs on our processor families. Customers may use this software as is, customize it or write their own custom software to address specific applications using our development tools.


                                       4
Prospectus Summary

     Our principal executive offices are located at 73 Mount Wayte Avenue, Framingham, Massachusetts 01702, and our telephone number is 508-628-0622. We were incorporated in California in 1994 as Maker Communications Equipment Corporation and reincorporated in Delaware in 1996 as Maker Communications, Inc.


                                 The Offering




Common Stock Offered by Maker ..........   3,500,000 shares
Common Stock to be Outstanding after the
 Offering ..............................   17,536,983 shares
Use of Proceeds ........................   For working capital, the redemption of redeemable
                                           preferred stock in the amount of $8,635,000 and other
                                           general corporate purposes. See "Use of Proceeds."
Nasdaq National Market Symbol ..........   "MAKR"


     Common stock to be outstanding after the offering excludes 2,633,190 shares issuable upon exercise of currently outstanding stock options.


                                       5
                                                              Prospectus Summary

                      Summary Consolidated Financial Data

     The following table summarizes the financial data of our business. The pro forma basic and diluted net loss per share gives effect to the automatic conversion of all the outstanding shares of Junior Convertible Preferred Stock, the Class B Convertible Preferred Stock and the Class C Convertible Preferred Stock into common stock which will occur upon the closing of this offering. See
Note 2(c) of Notes to Consolidated Financial Statements.


                                               Period from
                                                inception
                                            (October 21, 1994)                  Year Ended December 31,
                                             to December 31,   --------------------------------------------------------
                                                   1994             1995          1996          1997          1998
                                           ------------------- ------------- ------------- ------------- --------------
                                                        (In thousands, except share and per share amounts)
Consolidated Statement of Operations Data:
Revenues .................................            $--              $--          $342        $1,774         $7,694
Gross profit .............................             --               --            13           743          4,456
Loss from operations .....................            (14)            (957)       (1,890)       (4,080)        (4,210)
Net loss .................................            (14)          (1,003)       (1,971)       (3,901)        (3,754)
Basic and diluted net loss per share .....         $(0.00)          $(0.25)       $(1.30)       $(0.72)        $(0.66)
Basic and diluted weighted average
 common shares outstanding ...............      4,019,654        4,019,654     1,515,998     5,383,080      5,646,822
Pro forma basic and diluted
 net loss per share ......................                                                                     $(0.31)
Pro forma basic and diluted weighted
 average common shares outstanding .......                                                                 12,229,795



                                                    Three Months
                                                  Ended March 31,
                                           -----------------------------
                                                1998          1999
                                           ------------- --------------
                                           (In thousands, except share
                                              and per share amounts)
Consolidated Statement of Operations Data:
Revenues .................................       $1,019         $3,162
Gross profit .............................          533          2,119
Loss from operations .....................       (1,316)          (131)
Net loss .................................       (1,193)           (12)
Basic and diluted net loss per share .....       $(0.22)        $(0.00)
Basic and diluted weighted average
 common shares outstanding ...............    5,418,506      5,967,190
Pro forma basic and diluted
 net loss per share ......................                      $(0.00)
Pro forma basic and diluted weighted
 average common shares outstanding .......                  13,651,760

     The following table summarizes our balance sheet data as of March 31, 1999. The pro forma column reflects the automatic conversion of all the outstanding shares of Junior Convertible Preferred Stock, Class B Convertible Preferred Stock and Class C Convertible Preferred Stock into common stock which will occur upon the closing of this offering, as well as the conversion into common stock of a convertible note prior to or upon the closing of this offering. The pro forma as adjusted column reflects the sale of 3,500,000 shares of common stock offered by Maker at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses, the redemption of all outstanding shares of Class A Redeemable Preferred Stock for $8,635,000 which will occur simultaneously with the closing of this offering and the repayment of bank debt (approximately $1,328,000 at March 31, 1999). See "Use of Proceeds" and "Capitalization".

                                                       As of March 31, 1999
                                               -------------------------------------
                                                                          Pro Forma
                                                  Actual     Pro Forma   As Adjusted
                                               ------------ ----------- ------------
                                                          (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents ....................  $  14,275     $14,275      $35,862
Working capital ..............................     12,527      12,527       34,639
Total assets .................................     17,263      17,263       38,587
Long-term debt, less current portion .........      1,303         803           --
Redeemable preferred stock ...................     23,890       8,635           --
Stockholders' equity (deficit) ...............    (11,226)      4,529       36,079


                                       6
Prospectus Summary

                                 RISK FACTORS

     An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus.

We Have a Limited Operating History and Have Not Had a Profitable Quarter

     We were incorporated in 1994 and did not begin shipping products in volume until 1997. We have a limited operating history upon which investors may evaluate us and our prospects. Although our revenues have increased in recent years, and revenues for recent quarters have exceeded revenues for the same quarter for the prior year, we have not yet completed a profitable quarter. In 1998, we incurred a net loss of $3.8 million. We intend to increase our operating expenses significantly in 1999, particularly in research and development and sales and marketing. Our operating results will be adversely affected if our revenues do not increase significantly over the same period. We may not be able to achieve profitability on a quarterly or an annual basis.

We Experience Fluctuations in Our Operating Results Due to a Number of
   Frequently Changing Business Conditions

     We have experienced fluctuations in our operating results in the past and we expect such fluctuations to occur in the future due to a variety of factors. These factors include:

           o changes in demand by the end user for our customers' products;

           o timing and amount of orders from our customers, including cancellations and reschedulings;

           o the gain or loss of significant customers, including as a result of industry consolidation;

           o changes in the mix of products sold by us, including the mix between processors and development tools and application software;

           o timing of "design wins" with related software application and development tool revenue, which have much greater average selling prices than individual communications processors;

           o market acceptance of our current and new products;

           o new product introductions by us or our competitors;

           o variability of our customers' product life cycles;

           o erosion of average selling prices due to a number of factors, including our customers reaching volume production, rapid technological change, price/performance enhancements and product obsolescence;

           o cancellations, changes or delays of deliveries to us by our suppliers, including the availability and terms of foundry capacity;

           o the cyclical nature of the semiconductor industry;

           o significant increases in expenses associated with the expansion of operations; and

           o general economic conditions.

     Revenue derived from communications processors is dependent upon design wins, production ramp-up and the timing of orders due to customers' management of inventory. Revenue from the licensing of application software and development tools primarily coincides with design wins at new customers and in limited instances at existing customers. Our gross margins are impacted by changes in the mix of revenue between software and communications processors. As a result of these factors, our lengthy sales cycle and our dependence on relatively few customers whose order cycles vary significantly, we expect our revenue and gross margins to fluctuate significantly from period to period.


                                       7
                                                                    Risk Factors

     These and other factors could materially and adversely affect us. You should be aware that we cannot accurately forecast all of the above factors. We believe that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indicative of future operating results.

     Our operating results in a future quarter or quarters may fall below the expectations of public market analysts or investors. In such event, the price of our common stock will likely be materially and adversely affected.

We Have a Costly and Lengthy Sales Cycle Which May Increase Our Exposure to
   Customer Cancellations or Similar Risks

     Our sales cycle typically includes a three to six month evaluation and test period, a twelve to eighteen month development period by our customers and an additional three to six month period before a customer commences volume production of equipment incorporating our products. This lengthy sales cycle creates risks related to customer decisions to cancel or change product plans, which could result in the loss of anticipated sales. During our sales cycle, our engineers assist our customers in implementing our solutions into their product. We incur significant research and development and selling, general and administrative expenses as part of this process before we generate the related revenues from such customer. We derive revenue from this process only if our design is selected. Achieving a "design win" with a communications systems vendor provides no assurance that such communications systems vendor will ultimately ship products incorporating our communications processors. It is possible a customer may cancel orders even after we have achieved a design win. We could be materially and adversely affected if customers curtail, reduce or delay orders during our sales cycle, choose not to use our products or choose not to release products employing our communications processors.

Our Revenues Could Decrease If There Is a Slowdown in the Growth in Demand for
   Communications Systems

     We derive all of our revenues from the sale of communications processors, development tools and application software to communications markets. These markets are characterized by intense competition and rapid technological change. Although these markets have grown rapidly in the last few years, they may not continue to grow and a significant slowdown in these markets may occur.

     In addition, a substantial majority of our revenues has been, and is expected to continue to be, derived from sales of products for Asynchronous Transfer Mode equipment. We have announced new products directed at communications systems that are based on other technologies. If these other technologies were to quickly achieve widespread acceptance before our new products have achieved market acceptance, or if our new products do not achieve market acceptance, we will be materially and adversely affected.

Our Success Depends upon Our Customers' Acceptance of Our Processors as an
   Alternative to Traditional Solutions

     Our future prospects depend on the acceptance of programmable communications processors as an alternative to fixed-function devices and general purpose processors traditionally used by communications systems vendors. We would be materially and adversely affected if:

     o communications systems vendors do not accept programmable communications processors;

     o communications systems vendors develop or acquire the technology to develop such components internally rather than purchase our products; or

     o we are otherwise unable to develop strong relationships with communications systems vendors.

     Our future prospects also depend upon acceptance by our customers of third party sourcing for communications processors as an alternative to in-house development. Many of our current and potential customers have substantial technological capabilities and financial resources which enable them


                                       8
Risk Factors
to develop fixed-function components and to program general purpose processors used in their products. In the future, these customers may continue to use internally-developed fixed-function components and general purpose processors or may decide to develop or acquire components, technologies or communications processors that are similar to, or are substitutes for, our products.

Our Failure to Introduce New Products on a Timely Basis Could Diminish Our
   Ability to Attract and Maintain Customers

     The communications systems industry is characterized by rapidly changing technology, frequent product introductions and evolving industry standards. Our products are based on these continually evolving industry standards. New standards and protocols could render our existing products unmarketable or obsolete. We may not be able to successfully design and manufacture new products that comply with these standards and protocols. Specifically, our future performance depends on a number of factors, including our ability to:

     o identify target markets and emerging technological trends in these markets, including new standards and protocols;

     o define new products accurately;

     o develop and maintain competitive products by improving performance and adding innovative features that differentiate our products from those of our competitors;

     o bring products to market on a timely basis at competitive prices; and

     o respond effectively to new technological changes or new product announcements by others.

     We cannot assure you that the design and introduction schedules for any additions and enhancements to our existing and future products will be met, that these products will achieve market acceptance or that we will be able to sell these products at average selling prices that are favorable to us.

Our Future Success is Dependent on the Release and the Acceptance of Our New MXT4400 Processor

     We announced our newest product, the MXT4400 Traffic Stream Processor, in March 1999. While we have delivered design plans for the MXT4400 to our foundry, we have not yet been provided with finished prototypes. We cannot assure you that the MXT4400 will perform as anticipated and there may be unforeseen delays in its final release. Our failure to release the product on schedule or the failure of the MXT4400 to meet our customers' expectations would materially and adversely affect us. We do not expect to receive significant revenues from the MXT4400 in 1999, and we cannot assure you that future revenues will be sufficient to recover the costs associated with its development.

     Products as complex as those such as the MXT4400 frequently contain errors, defects and bugs when first introduced or as new versions are released. Delivery of products with production defects or reliability, quality or compatibility problems could require significant expenditures of capital and resources and significantly delay or hinder market acceptance of such products. This could damage our reputation and adversely affect our ability to retain our existing customers and to attract new customers.


Our Revenues and Profits May Decrease if We Lose Any of Our Major Customers


     Historically, a relatively small number of customers has accounted for a significant portion of our total revenues in any particular period. The loss of any such single customer would have a material adverse effect on us. Maker's top three customers in 1998, Ascend, Cisco and Fore, accounted for 29%, 16% and 13% of revenues, respectively. No other customer accounted for greater than 10% of revenues in 1998. We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our total revenues. We have no long-term volume purchase commitments from any of our significant customers. Each of our customers could cease purchasing our products with limited notice and with little or no penalty.


     Our dependence on few customers increases our exposure to potential adverse consequences resulting from business combinations or consolidations of our customers. Specifically, two of our top


                                       9
                                                                    Risk Factors
five customers are in the process of completing a consolidation. This consolidation may result in the cancellation of current product orders. This industry may experience further consolidation in the future which may result in product duplication and cancellation of current projects, which may materially and adversely affect us. Furthermore, Lucent, who is one of our top five customers, is also a competitor of ours. It is possible that Lucent could change its purchase patterns because of this relationship.

     Our relationships with many of our manufacturers' representatives have been established within the last year, and we are unable to predict the extent to which some of these representatives will be successful in marketing and selling our products. We cannot assure you that our current customers will continue to place orders with us, that orders by existing customers will continue at the levels of previous periods or that we will be able to obtain orders from new customers.

Our Limited Resources Make Us More Susceptible to Competitive Pressures in the Marketplace

     A number of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we have. Moreover, several of the largest electronics and semiconductor suppliers have recently entered or indicated an intent to enter the communications market for semiconductor devices.

     Intel has announced an intention to expand its presence in the networking business, and has announced an agreement to acquire Level One Communications, one of our stockholders. We have an agreement with Level One that requires us to disclose to Level One upon request (and its successors, which would include Intel) early versions of technology incorporated into our MXT3010 Cell Processor, MXT3020 Co-Processor and related software applications. Our agreement with Level One does not permit this technology to be incorporated in a product that competes with us.

     In addition, many of our existing and potential customers internally develop processors and other devices which attempt to perform all or a portion of the functions performed by our products.

     Our ability to compete successfully in the rapidly evolving area of high-performance communications processors depends on factors both within and outside our control, including:

     o performance;

     o price;

     o features and functionality;

     o adaptability of products to specific applications;

     o support of product differentiation by our customers;

     o length of development cycle;

     o design wins with major communications systems vendors;

     o support for new communications standards and protocols;

     o reliability;

     o technical service and support; and

     o protection of products by effective utilization of intellectual property laws.

     Our failure to compete successfully as to any of these or other factors could materially and adversely affect us. To the extent that our competitors offer sales representatives more favorable terms or a higher volume of business, our sales representatives may decline to carry, or discontinue carrying, our products.


                                       10
Risk Factors

The Loss of Any of Our Key Personnel or the Failure to Hire Additional
   Personnel Could Impact Our Ability to Meet Customer and Technological
   Demands

     Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing and manufacturing personnel, many of whom would be difficult to replace. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and sales personnel, could materially and adversely affect us. In particular, the loss of either of our founders, William Giudice, President and Chief Executive Officer, and Paul Bergantino, Vice President and Chief Technology Architect, could reduce our future success. We have neither employment contracts with, nor key person life insurance on, any of our key personnel.

     Competition for highly skilled managerial, engineering, sales and marketing, finance and manufacturing personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel.

We Depend on Outside Manufacturers to Make Our Products

     We currently outsource all manufacturing, assembly and test of our communications processors to three outside foundries. In 1998, substantially all of our manufacturing was outsourced to IBM, who is also a competitor. In addition, each of our processors is manufactured for us by only one supplier. These suppliers may allocate, and in the past have allocated, capacity to the production of other products while reducing deliveries to us on short notice. There are other significant risks associated with our reliance on outside foundries, including:

     o the lack of assured semiconductor wafer supply and control over delivery schedules;

     o the unavailability of, or delays in obtaining access to, key process technologies;

     o limited control over quality assurance, manufacturing yields and production costs; and

     o penalties for failure to achieve targeted volume commitments.

     Currently, our suppliers quote a lead time for new orders of approximately 13 to 15 weeks in advance of expected delivery which requires us to place orders in advance of expected purchase orders from our customers. As a result, we have only a limited ability to react to fluctuations in demand for our products, which could cause us to have an excess or a shortage of inventory of a particular product. We have experienced delays and may in the future experience delays in receiving supplies of products, and we cannot assure you that we will be able to obtain such products within the time frames and in the volumes required by us at an affordable cost or at all. Our failure to obtain such products on a timely basis at a favorable cost could materially and adversely affect us.

     Moreover, any failure of global semiconductor manufacturing capacity to increase in line with demand could cause foundries to allocate available capacity to larger customers or customers with long-term supply contracts. Our independent manufacturers' inability to provide adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce our product revenues or increase our cost of revenues and could materially and adversely affect us.

     In 1999, we will begin investigating the potential for assuming greater manufacturing responsibilities during 2000. These responsibilities may include contracting for wafer manufacturing and subcontracting for assembly and test rather than purchasing finished product. The assumption of greater manufacturing responsibilities involves additional risks, including not only the risks discussed above but also risks associated with variances in production yields, obtaining adequate test and assembly capacity at a reasonable cost and other general risks associated with the manufacture of semiconductors.

We Need to Protect Our Intellectual Property and Avoid Infringement of the Intellectual Property of Others

     Our success depends in part on our ability to obtain patents and licenses and to preserve other intellectual property rights covering our products and development and testing tools. In particular, the rapidly evolving nature of the semiconductor industry requires that companies continually seek and


                                       11
                                                                    Risk Factors
maintain patent protection of their technology. To that end, we have obtained several domestic patents and have several foreign patent applications on file. We intend to continue to seek patents on our inventions when appropriate. The process of seeking patent protection can be time consuming and expensive. We cannot ensure that:

     o patents will issue from currently pending or future applications;

     o our existing patents or any new patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

     o foreign intellectual property laws will protect our intellectual property rights; or

     o others will not independently develop similar products, duplicate our products or design around any patents issued to us.

     Intellectual property rights are uncertain and involve complex legal and factual questions. We may be unknowingly infringing on the proprietary rights of others and may be liable for that infringement, which could result in significant liability for us. We have not been informed that we infringe any third party intellectual property rights that would prevent our use and sale of our products. If we do infringe the proprietary rights of others, we could be forced to either seek a license to intellectual property rights of others or alter our products so that they no longer infringe the proprietary rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

     If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may have to participate in legal proceedings. These types of proceedings may be costly and time consuming for us, even if we eventually prevail. If we do not prevail, we might be forced to pay significant damages, obtain a license or stop making a product.

     We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect our intellectual property. Other parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against these parties.

Rapid Growth Could Strain Our Resources

     We have experienced a period of rapid growth and expansion which has placed, and continues to place, a significant strain on our resources. This growth, as well as our product development activities, has required us to increase our number of employees, which has resulted in increased responsibilities for our management. As we continue to expand we may significantly strain our management, manufacturing, financial, systems and other resources. We cannot assure you that our systems, procedures, controls and existing space will be adequate to support our operations.

The Price of Our Common Stock May Fluctuate Significantly

     The market for securities of high technology companies in the semiconductor and communications systems industries has been highly volatile. It is likely that the price of our common stock will fluctuate widely in the future. Factors affecting the trading price of our common stock include:

     o responses to quarter-to-quarter variations in operating results;

     o announcements of technological innovations or new products by us or our competitors;

     o general conditions in the communications system market; and

     o changes in earnings estimates by analysts.

Certain Factors May Delay or Prevent a Change of Control Transaction

     Delaware corporate law contains, and our certificate of incorporation and by-laws contain, provisions that could have the effect of delaying, deferring or preventing a change in control of our Company on terms which you may deem advantageous. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:


                                       12
Risk Factors

     o authorize the issuance of "blank check" preferred stock (preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of common stock;

     o provide for a board of directors with staggered terms;

     o prohibit stockholder action by less than unanimous written consent; and

     o establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

A Limited Number of Stockholders Will Have the Ability to Influence Our
   Policies Following the Offering

     A substantial majority of our capital stock is held by a limited number of stockholders. After completion of this offering, our officers and directors and parties affiliated with or related to such persons or to Maker will own approximately 69% of the shares of common stock outstanding. Accordingly, such stockholders will likely control major decisions of corporate policy and determine the outcome of any major transaction or other matter submitted to our stockholders or board of directors, including potential mergers or acquisitions, and amendments to our certificate of incorporation. Stockholders other than these principal stockholders are therefore likely to have little or no influence on decisions regarding such matters.

The Price of Our Stock Could Decrease as a Result of Shares Being Sold in the
   Market After the Offering

     The market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after the offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

     There will be 17,536,983 shares of common stock outstanding immediately after the offering. Of these shares, the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 14,036,983 shares of common stock outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act. In addition, additional shares of common stock subject to outstanding vested stock options could also be sold. The holders of the shares of common stock issued upon conversion of Class B Convertible Preferred Stock and Class C Convertible Preferred Stock will also have registration rights allowing them to cause us to register their shares under the Securities Act.


     In connection with the offering, Maker's executive officers, directors and stockholders owning, in the aggregate, 13,907,782 shares have agreed that, without the consent of Lehman Brothers Inc., they will not sell any shares of common stock for at least 150 days after the date of this prospectus. Additionally, these stockholders will not sell more than one-third of their shares of common stock for at least 180 days after the date of this prospectus. Finally, these stockholders will not sell more than two-thirds of their shares of common stock for at least 210 days after the date of this prospectus. These lock-up agreements expire in full 210 days after the date of this prospectus. Maker has agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days, except as consideration for the acquisition of businesses.



                                       13
                                                                    Risk Factors

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from this offering of approximately $31,550,000, or $36,432,500 if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $10.00 per share after deducting the estimated underwriting discount and offering expenses. We will use the net proceeds for working capital, to redeem the Class A Redeemable Preferred Stock in the amount of $8,635,000 (which will occur simultaneously with the closing of this offering), to repay bank debt (approximately $1,328,000 at March 31, 1999), and for other general corporate purposes. Borrowings under the bank debt bear interest at the prime rate plus
 .25% to 1.0% and mature in May 2002. Pending these uses, we intend to invest the proceeds in investment-grade, interest-bearing investments.

     The principal purposes of this offering are to increase our capitalization and financial flexibility, to provide a public market for our common stock and to facilitate access to public equity markets. As of the date of this prospectus we cannot specify with certainty all of the particular uses for the remaining net proceeds we will have upon completion of the offering. Accordingly, our management will have broad discretion in the application of net proceeds.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently anticipate that we will retain all available funds for use in our business, and do not anticipate paying any cash dividends in the foreseeable future. In addition, our existing lines of credit prohibit the distribution of dividends without the lender's consent.


                                       14
Use of Proceeds/Dividend Policy

                                CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 1999. Our capitalization is presented:

     o on an actual basis;

     o on a pro forma basis to give effect to the automatic conversion of all outstanding shares of Junior Convertible Preferred Stock, Class B Convertible Preferred Stock, Class C Convertible Preferred Stock which will occur upon the closing of this offeing and the conversion into common stock of a convertible note prior to or upon the closing of this offering into an aggregate of 7,833,433 shares; and

     o on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds from the sale of 3,500,000 shares of common stock at an assumed initial public offering price of $10.00 per share after deducting the estimated underwriting discount and offering expenses, the redemption of all outstanding shares of Class A Redeemable Preferred Stock for $8,635,000 and the repayment of bank debt (approximately $1,328,000 at March 31, 1999).

                                                                                As of March 31, 1999
                                                                        -------------------------------------
                                                                                                   Pro Forma
                                                                           Actual     Pro Forma   As Adjusted
                                                                        ------------ ----------- ------------
                                                                         (in thousands, except share and per
                                                                                   share amounts)
Current portion of long-term debt ..................................... $   525      $   525     $    --
                                                                        =======      =======     =======
Long-term debt, less current portion .................................. $ 1,303      $   803     $    --
Redeemable preferred stock:
  Class A preferred stock .............................................   8,635        8,635          --
  Class B convertible preferred stock .................................  10,249           --          --
  Class C convertible preferred stock .................................   5,006           --          --
                                                                        -------      -------     -------
  Total redeemable preferred stock ....................................  23,890        8,635          --
Stockholders' equity (deficit):
  Junior convertible preferred stock, $.01 par value; 3,154,000 shares authorized, issued and outstanding, actual; no shares authorized,
  issued and outstanding, pro forma and pro forma as adjusted .........      32           --          --
  Preferred stock, $.01 par value, no shares authorized, issued or outstanding, actual; 1,000,000 shares authorized and none issued and
  outstanding pro forma and pro forma as adjusted .....................      --           --          --
  Common stock, $.01 par value; 17,174,670 shares authorized,
  6,098,800 shares issued and outstanding actual; 100,000,000 shares authorized, 13,932,233 shares issued and outstanding, pro forma and
  100,000,000 shares authorized, 17,432,233 shares issued and
  outstanding, pro forma as adjusted ..................................      61          139         174
  Additional paid-in capital ..........................................     198       15,907      47,422
  Accumulated deficit ................................................. (11,517)     (11,517)    (11,517)
                                                                        -------      -------     -------
      Total stockholders' equity (deficit) ............................ (11,226)       4,529      36,079
                                                                        -------      -------     -------
      Total capitalization ............................................ $13,967      $13,967     $36,079
                                                                        =======      =======     =======


     Common stock to be outstanding after the offering excludes 2,633,190 shares issuable upon exercise of currently outstanding stock options.


     See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included in this prospectus.


                                       15
                                                                  Capitalization

                                   DILUTION

     The pro forma net tangible book value of the common stock as of March 31, 1999 was $4,266,000, or $.31 per share, after giving effect to the automatic conversion of all outstanding shares of Junior Convertible Preferred Stock, Class B Convertible Preferred Stock and Class C Convertible Preferred Stock into an aggregate of 7,708,433 shares of common stock which will occur upon the closing of this offering, as well as the conversion into common stock of a convertible note on or prior to the closing of this offering. After giving effect to the sale of the common stock pursuant to this offering at an assumed initial public offering price of $10.00 per share, assuming that the underwriters' over-allotment option is not exercised, and after deducting the estimated underwriting discount and expenses of the offering, the adjusted pro forma net tangible book value at March 31, 1999, would have been $36,079,000, or $2.07 per share.

     Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding at March 31, 1999. The offering will result in an increase in pro forma net tangible book value per share of $1.76 to existing stockholders and dilution in pro forma net tangible book value per share of $7.93 to new investors who purchase shares in the offering. Dilution is determined by subtracting pro forma net tangible book value per share from the assumed initial public offering price of $10.00 per share. The following table illustrates this dilution:

Assumed initial public offering price .................................................              $ 10.00
 Pro forma net tangible book value per share at March 31, 1999 ........................ $  .31
 Increase attributable to sale of common stock in the offering (1) ....................   1.76
                                                                                        -------
Pro forma net tangible book value per share after the offering ........................                 2.07
                                                                                                     -------
Dilution of net tangible book value per share to persons who purchase shares in the
 offering .............................................................................              $  7.93
                                                                                                     =======

------------
(1) After deduction of the estimated underwriting discount and offering expenses totaling $3,450,000.

     If the underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share after the offering would be $2.28 per share, the increase in net tangible book value per share to existing stockholders would be $1.97 per share and the dilution to persons who purchase shares in the offering would be $7.72 per share.

     The following table summarizes, on a pro forma basis as of March 31, 1999, the differences between the total consideration paid and the average price per share paid by the existing shareholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed initial public offering price of $10.00 per share:

                                                         Shares            Total Consideration     Average
                                                 ---------------------- ------------------------  Price Per
                                                    Number     Percent      Amount      Percent     Share
                                                 ------------ --------- -------------- --------- ----------
Shares purchased in the offering ..............   3,500,000       20%   $35,000,000        69%    $  10.00
Shares owned by existing stockholders .........  13,932,233       80     16,015,000        31         1.15
                                                 ----------       --    -----------        --
Total .........................................  17,432,233      100%   $51,015,000       100%

     These tables do not assume exercise of stock options outstanding at March 31, 1999. At March 31, 1999, there were 2,635,940 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.98 per share. To the extent that outstanding options are exercised in the future, there will be further dilution to new investors.


                                       16
Dilution

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of Maker set forth below as of December 31, 1997 and 1998 and for each of the years ended December 31, 1996, 1997 and 1998 are derived from consolidated financial statements of Maker audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 1994, 1995 and 1996 and for the period from inception (October 21, 1994) through December 31, 1994 and the year ended December 31, 1995 are derived from audited consolidated financial statements of Maker which are not included in this prospectus. The selected financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are derived from Maker's unaudited Consolidated Financial Statements which are included elsewhere in this prospectus and which include, in the opinion of Maker, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of its financial position and the results of its operations for those periods. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999. The pro forma basic and diluted net loss per share is described in Note 2(e) of Notes to Consolidated Financial Statements. The pro forma March 31, 1999 balance sheet data reflects the automatic conversion of all the outstanding shares of Junior Convertible Preferred Stock, Class B Convertible Preferred Stock and Class C Convertible Preferred Stock into common stock which will occur upon the closing of this offering, as well as the conversion into common stock of a convertible note prior to or upon the closing of this offering. The data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus.

                                                    Period from
                                                     Inception
                                                (October 21, 1994)                  Years Ended December 31,
                                                  to December 31,   --------------------------------------------------------
                                                       1994              1995          1996          1997          1998
                                               -------------------- ------------- ------------- ------------- --------------
                                                            (in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenues:
 Product .....................................     $        --      $      --     $     101     $   1,231     $    6,309
 Software and maintenance ....................              --             --           241           543          1,385
                                                   -----------      ---------     ---------     ---------     ----------
  Total revenues .............................              --             --           342         1,774          7,694
Cost of revenues .............................              --             --           329         1,031          3,238
                                                   -----------      ---------     ---------     ---------     ----------
Gross profit .................................              --             --            13           743          4,456
                                                   -----------      ---------     ---------     ---------     ----------
Operating expenses:
  Research and development ...................               4            644         1,198         2,727          4,171
  Selling and marketing ......................              --             86           332           883          2,078
  General and administrative .................              10            227           373           751          1,299
  Litigation .................................              --             --            --           462          1,118
                                                   -----------      ---------     ---------     ---------     ----------
    Total operating expenses .................              14            957         1,903         4,823          8,666
                                                   -----------      ---------     ---------     ---------     ----------
Loss from operations .........................             (14)          (957)       (1,890)       (4,080)        (4,210)
Interest income ..............................              --             --            51           212            538
Interest expense .............................              --            (46)         (132)          (33)           (82)
                                                   -----------      ---------     ---------     ---------     ----------
Net loss .....................................     $       (14)     $  (1,003)    $  (1,971)    $  (3,901)    $   (3,754)
                                                   ===========      =========     =========     =========     ==========
Basic and diluted net loss per share .........     $     (0.00)     $   (0.25)    $   (1.30)    $   (0.72)    $    (0.66)
Basic and diluted weighted average common
 shares outstanding ..........................       4,019,654      4,019,654     1,515,998     5,383,080      5,646,822
Pro forma basic and diluted net loss
 per share ...................................                                                                $    (0.31)
Pro forma basic and diluted weighted
 average common shares outstanding ...........                                                                12,229,795

                                                       Three Months
                                                     Ended March 31,
                                               ----------------------------
                                                    1998          1999
                                               ------------- --------------
                                                (in thousands, except share
                                                   and per share amounts)
Consolidated Statements of Operations Data:
Revenues:
 Product ..................................... $     758     $    2,723
 Software and maintenance ....................       261            439
                                               ---------     ----------
  Total revenues .............................     1,019          3,162
Cost of revenues .............................       486          1,043
                                               ---------     ----------
Gross profit .................................       533          2,119
                                               ---------     ----------
Operating expenses:
  Research and development ...................       894          1,341
  Selling and marketing ......................       443            515
  General and administrative .................       341            394
  Litigation .................................       171             --
                                               ---------     ----------
    Total operating expenses .................     1,849          2,250
                                               ---------     ----------
Loss from operations .........................    (1,316)          (131)
Interest income ..............................       133            160
Interest expense .............................       (10)           (41)
                                               ---------     ----------
Net loss ..................................... $  (1,193)    $      (12)
                                               =========     ==========
Basic and diluted net loss per share ......... $   (0.22)    $    (0.00)
Basic and diluted weighted average common
 shares outstanding .......................... 5,418,506      5,967,190
Pro forma basic and diluted net loss
 per share ...................................               $    (0.00)
Pro forma basic and diluted weighted
 average common shares outstanding ...........               13,651,760

                                                              As of December 31,                     As of March 31, 1999
                                            ------------------------------------------------------- -----------------------
                                               1994       1995       1996       1997        1998       Actual     Pro forma
                                            --------- ----------- ---------- ---------- ----------- ------------ ----------
                                                                            (in thousands)
Consolidated Balance Sheet Data:
 Cash and cash equivalents ................   $  3     $     93    $  4,591   $ 10,865   $  13,615   $  14,275    $14,275
 Working capital (deficit) ................     (4)         (16)      4,631     10,649      12,228      12,527     12,527
 Total assets .............................     25          363       5,204     12,397      15,957      17,263     17,263
 Long-term debt, less current portion .....     26        1,260          35        290       1,142       1,303        803
 Redeemable preferred stock ...............     --           --       8,601     18,795      23,440      23,890      8,635
 Stockholders' equity (deficit) ...........    (13)      (1,016)     (3,671)    (7,634)    (11,346)    (11,226)     4,529


                                       17
                                            Selected Consolidated Financial Data

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of Maker should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus. Maker's actual results could differ significantly from those discussed in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

     Maker is a leading developer of high-performance programmable communications processors, development tools and application software for communications markets requiring high-intensity communications processing. From its inception in October 1994 through 1996, Maker was engaged principally in research and development, and a substantial portion of Maker's operating expenses during such period was related to such activities. Maker commenced volume shipments of its MXT3010 Cell Processors and related development tools and application software in 1997. Substantially all of Maker's revenue to date has been derived from the sales of the MXT3010 Cell Processor and related software.

     Maker recognizes product revenue upon shipment of its communications processors. Maker recognizes revenue from software license agreements upon execution of a license agreement and delivery of the software. Software license agreements may include royalty fees based upon customer shipments, revenue from which is recognized upon payment to Maker. Maker recognizes revenue from software maintenance agreements ratably over the term of the maintenance period, which is typically one year.

     Maker's sales cycle typically includes a three to six month evaluation and test period, a twelve to eighteen month development period by its customers and an additional three to six month period before a customer commences volume production of equipment incorporating its products. Maker's engineers work closely with its customers in designing and implementing its solutions into their products. Maker incurs significant research and development and selling and administrative expenses as part of this process before it generates any related revenue from such customer.


     Revenue derived from communications processors is dependent upon design wins, production ramp-up and the timing of orders due to customers' management of inventory. Revenue from the licensing of software and development tools primarily coincides with design wins at new customers and in limited instances at existing customers. New design wins with existing customers who have previously licensed Maker's software generally do not result in additional software licensing revenue. Since software revenues have no material direct cost, Maker's gross margins are impacted by changes in the mix of revenues between software and communications processors. As a result, Maker's revenue and gross margins can fluctuate from period to period.


     Maker markets and sells its products primarily through a direct sales force in the United States, manufacturers' representatives in the United States and Canada and a distributor in Japan. Substantially all of Maker's sales to date have been to customers located in the United States. In its latest fiscal year, sales in the United States accounted for approximately 92% of Maker's revenues.

     Maker's top five customers in 1998 were Ascend, Cisco, Fore, Lucent and Nortel. Maker expects that these five customers will continue to account for a significant portion of Maker's total 1999 revenues. Lucent and Ascend recently announced that they have entered into a definitive agreement pursuant to which they will combine their operations. Maker expects that significant customer concentration will continue for the foreseeable future. Maker's customers typically place large orders which could cause revenues to fluctuate significantly from period to period.


                                       18
Management's Discussion and Analysis of
Financial Condition and Results of Operations

Results of Operations

     Three Months Ended March 31, 1998 and 1999

     Total Revenues. Total revenues increased from $1.0 million for the three months ended March 31, 1998 to $3.2 million for the three months ended March 31, 1999. The increase in total revenues primarily reflects an increased number of customers reaching volume production.


     Cost of Revenues. Cost of revenues increased from $486,000 for the three months ended March 31, 1998 to $1.0 million for the three months ended March 31, 1999. Approximately 60% of the increase was due to an increase in direct product costs which is associated with the increase in product revenues. The remainder of the increase was due to an increase in personnel and related overhead costs to support Maker's customers. The gross margin increased from 52% for the three months ended March 31, 1998 to 67% for the three months ended March 31, 1999. The increase in gross margin reflects lower product cost as a result of Maker meeting volume purchase commitments and the absorption of fixed costs over higher revenues. Cost of revenues includes the cost of purchasing fully assembled, tested and packaged communications processors from Maker's independent foundries, production related expenses, warranty and quality assurance for those products, as well as costs of personnel associated with supporting Maker's customers. Cost of revenues also includes software costs consisting of the costs of the media in which it is delivered; these costs are not significant.


     Research and Development Expenses. Research and development expenses increased from $894,000 for the three months ended March 31, 1998 to $1.3 million for the three months ended March 31, 1999. Approximately 70% of the increase was due to an increase in personnel and related costs and the remainder of the increase was primarily due to an increase in recruiting and outside consulting costs. Research and development expenses consist primarily of salaries and related costs of employees engaged in research, design and development activities.


     Selling and Marketing Expenses. Selling and marketing expenses increased from $443,000 for the three months ended March 31, 1998 to $515,000 for the three months ended March 31, 1999. Substantially all of the increase reflects an increase in personnel to support Maker's product marketing activities which included the introduction of the MXT4400 Traffic Stream Processor in March 1999. Selling and marketing expenses consist mainly of employee-related expenses, commissions to sales representatives, product marketing and promotional expenses.


     General and Administrative Expenses. General and administrative expenses increased from $341,000 for the three months ended March 31, 1998 to $394,000 for the three months ended March 31, 1999. Substantially all of the increase reflects increased personnel and related costs incurred in expanding the human resource and accounting functions. General and administrative expenses consist substantially of expenses to support the business, including, corporate, accounting, legal, information technology systems and human resources.

     Litigation. In July 1998, Maker settled a lawsuit with LSI Logic Corporation. Costs associated with the litigation and settlement of the lawsuit were $171,000 for the three months ended March 31, 1998.

     Interest Income. Interest income increased from $133,000 for the three months ended March 31, 1998 to $160,000 for the three months ended March 31, 1999. The increase reflects interest earned on higher balances of cash and cash equivalents.

     Interest Expense. Interest expense increased from $10,000 for the three months ended March 31, 1998 to $41,000 for the three months ended March 31, 1999. The increase was due to the increased borrowing under Maker's equipment line of credit to finance the purchase of capital equipment.

     Years Ended December 31, 1996, 1997 and 1998

     Total Revenues. Total revenues increased from $342,000 in 1996 to $1.8 million in 1997 to $7.7 million in 1998. Maker commenced sales of its products in late 1996 and substantially increased shipments to its new and existing customers in 1997 and 1998. The increase in revenues reflects certain customers reaching volume production and increased software revenues from new customer design wins.


                                       19
                                        Management's Discussion and Analysis of
                                   Financial Condition and Results of Operations

     Cost of Revenues. Cost of revenues increased from $329,000 in 1996 to $1.0 million in 1997 to $3.2 million in 1998. Approximately 60% of the increase in cost of revenues in 1997 and 1998 was due to increases in direct product costs and the remainder of the increase was due to increases in pre-production costs and support and documentation costs associated with the increase in revenues. The gross margin increased from 4% in 1996 to 42% in 1997 to 58% in 1998. The increase in gross margin reflects the absorption of fixed costs such as production related expenses and personnel costs associated with supporting Maker's customers due to a greater sales volume.

     Research and Development Expenses. Research and development expenses increased from $1.2 million in 1996 to $2.7 million in 1997 to $4.2 million in 1998. Approximately 70% of the increase in 1997 was due to increases in personnel and related costs and the remainder was primarily due to increases in engineering supplies and prototype costs. The increase in 1997 reflects the continued development of the MXT3010 Cell Processor and related development tools and application software and the development of the MXT3020 Circuit Co-processor and related development tools and application software. Approximately 50% of the increase in 1998 was due to increases in personnel and related costs and the remainder was primarily due to increases in outside consulting services and depreciation of computer equipment. The increase in 1998 primarily reflects the development of the MXT4400 Traffic Stream Processor and related development tools and application software and the continued development of development tools and application software for the MXT3010 Cell Processor.

     Selling and Marketing Expenses. Selling and marketing expenses increased from $332,000 in 1996 to $883,000 in 1997 to $2.1 million in 1998. The increases were primarily due to additional personnel, including senior level management, increased product marketing costs associated with new products, increased commissions as a result of higher sales and costs associated with the establishment of a sales office in Santa Clara, California in 1998. Approximately 80% and 70% of the increases in 1997 and 1998, respectively, were due to increases in salaries and related costs. The remainder of the increases in both 1997 and 1998 were due to increased public relation costs and marketing materials.

     General and Administrative Expenses. General and administrative expenses increased from $373,000 in 1996 to $751,000 in 1997 to $1.3 million in 1998.
Approximately 60% and 35% of the increases in 1997 and 1998, respectively, were primarily due to the hiring of additional personnel, including senior level management. The remainder of the increase was due to increases in costs associated with supporting the business including increases in legal and professional fees and human resource activities of approximately 35% and 50% in 1997 and 1998, respectively.

     Litigation Expense. In July 1998, Maker settled a lawsuit with LSI Logic Corporation. Costs associated with the litigation and settlement of the lawsuit were $462,000 in 1997 and $1.1 million in 1998.

     Interest Income. Interest income increased from $51,000 in 1996 to $212,000 in 1997 to $538,000 in 1998. The increase reflects interest earned on higher balances of cash and cash equivalents resulting from sales of preferred stock in September 1996, October 1997 and December 1998.

     Interest Expense. Interest expense was $132,000, $33,000 and $82,000 in 1996, 1997 and 1998, respectively. The decrease in interest expense in 1997 was primarily the result of the repayment of a note payable to one of Maker's shareholders. The increase in interest expense in 1998 was due to increased borrowing under Maker's equipment line of credit to finance the purchase of capital equipment.


                                       20
Management's Discussion and Analysis of
Financial Condition and Results of Operations

Quarterly Results of Operations

     The following tables set forth certain statement of operations data for each quarter of 1998 and the first quarter of 1999, as well as such data expressed as a percentage of Maker's revenues for each quarter. This information has been presented on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that Maker considers necessary to present fairly the unaudited quarterly results. This information should be read in conjunction with Maker's audited Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period. See "Risk Factors--We Experience Fluctuations in Our Operating Results Due to a Number of Frequently Changing Business Conditions."

                                                                Quarter Ended
                                      ------------------------------------------------------------------
                                       March 31,    June 30,    September 30,   December 31,   March 31,
                                          1998        1998           1998           1998         1999
                                      ----------- ------------ --------------- -------------- ----------
                                                                (in thousands)
Revenues:
 Product ............................  $    758     $  1,463      $  1,714         $2,374       $2,723
 Software and maintenance ...........       261          212           502            410          439
                                       --------     --------      --------         ------       ------
  Total revenues ....................     1,019        1,675         2,216          2,784        3,162
Cost of revenues ....................       486          845           946            961        1,043
                                       --------     --------      --------         ------       ------
Gross profit ........................       533          830         1,270          1,823        2,119
                                       --------     --------      --------         ------       ------
Operating expenses:
 Research and development ...........       894          976           932          1,369        1,341
 Selling and marketing ..............       443          548           480            607          515
 General and administrative .........       341          330           275            353          394
 Litigation .........................       171          232           715             --           --
                                       --------     --------      --------         ------       ------
  Total operating expenses ..........     1,849        2,086         2,402          2,329        2,250
                                       --------     --------      --------         ------       ------
Loss from operations ................    (1,316)      (1,256)       (1,132)          (506)        (131)
Interest income .....................       133          138           136            131          160
Interest expense ....................       (10)         (15)          (29)           (28)         (41)
                                       --------     --------      --------         ------       ------
Net loss ............................  $ (1,193)    $ (1,133)     $ (1,025)        $ (403)      $  (12)
                                       ========     ========      ========         ======       ======

                                                                 Quarter Ended
                                      --------------------------------------------------------------------
                                        March 31,     June 30,    September 30,   December 31,   March 31,
                                           1998         1998           1998           1998         1999
                                      ------------- ------------ --------------- -------------- ----------
Revenues:
 Product ............................       74%          87%           77%             85%         86%
 Software and maintenance ...........       26           13            23              15          14
                                            --           --            --              --          --
  Total revenues ....................      100          100           100             100         100
Cost of revenues ....................       48           50            43              35          33
                                           ---          ---           ---             ---          ---
Gross margin ........................       52           50            57              65          67
                                           ---          ---           ---             ---          ---
Operating expenses:
 Research and development ...........       88           58            42              49          43
 Selling and marketing ..............       43           33            22              22          16
 General and administrative .........       33           20            12              12          12
 Litigation .........................       17           14            32               0           0
                                           ---          ---           ---             ---          ---
  Total operating expenses ..........      181          125           108              83          71
                                           ---          ---           ---             ---          ---
Loss from operations ................     (129)         (75)          (51)            (18)         (4)
Interest income .....................       13            8             6               5           5
Interest expense ....................       (1)          (1)           (1)             (1)         (1)
                                          ------        -----         -----           -----        ----
Net loss ............................     (117%)        (68%)         (46%)           (14%)         0%
                                          ======        =====         =====           =====        ====


                                       21
                                        Management's Discussion and Analysis of
                                   Financial Condition and Results of Operations

     During 1998 and the first quarter of 1999, revenues increased each quarter, due primarily to growth in sales of communications processors. Over the course of this period, several significant customers commenced shipment of communications systems using Maker's communications processors. Gross margin improved from 52% in the first quarter of 1998 to 67% in the first quarter of 1999, due primarily to Maker achieving volume shipments of the MXT3010 Cell Processor which enabled Maker to absorb fixed costs over greater revenues. Research and development expenses generally increased during this period due to the addition of personnel and related costs. The increase in selling and marketing expenses during this period is primarily due to an increase in personnel and related costs.

Liquidity and Capital Resources


     Since its inception in 1994, Maker has financed its operations and capital requirements from the sale of $23.9 million of preferred stock, borrowings under an equipment line of credit of $1.6 million and revenue. Net cash used in operating activities for the years ended December 31, 1996, 1997 and 1998 was $2.0 million, $3.6 million and $1.8 million, respectively. Cash used in operating activities consisted primarily of cash utilized to fund operating losses and for working capital. In the first quarter of 1999, operating activities generated $264,000 primarily from increases in accrued expenses of $404,000 and depreciation and amortization expenses of $132,000, partially offset by an increase in inventory of $206,000. The increase in accrued expenses was primarily a result of increased accrued professional fees and the increase in inventory was sales volume related. At March 31, 1999, Maker had $14.3 million in cash and cash equivalents.


     Maker has a $2.5 million revolving line of credit facility and a $1.0 million equipment line of credit facility with a bank. Borrowings under both facilities bear interest at the bank's prime rate plus .25% and expire in February 2000. At March 31, 1999, Maker had not made any borrowings under either facility. In addition, at March 31, 1999, Maker had $1.3 million outstanding under equipment notes with the bank which bear interest at prime plus .25% to prime plus 1.0% and which are repayable over approximately the next three years. See Note 5 of Notes to Consolidated Financial Statements.


     From inception through March 31, 1999, Maker acquired $2.1 million in capital assets. Maker intends to purchase approximately $1.0 million of additional capital assets during 1999. A portion of Maker's future capital expenditures will be devoted to enhancing and expanding Maker's operational infrastructure, research and development tools and financial and management information systems. Maker expects such expenditures to be funded out of working capital or Maker's bank facilities.


     Maker currently uses independent suppliers to manufacture all of its products. These arrangements allow Maker to avoid utilizing its capital resources for manufacturing facilities and work-in-process inventory and focus substantially all of its resources on the design, development and marketing of its products. Maker expects to assume more responsibility for managing product manufacturing in the future, which may require additional expenditures. Maker anticipates that any such expenditures will be funded by working capital.


     Maker requires substantial working capital to fund its business, particularly to finance accounts receivable and inventory, and for investments in property and equipment. Maker believes the net proceeds of this offering combined with its existing capital resources and cash generated from operations, if any, will be sufficient to meet Maker's needs for at least the next 12 months. Thereafter, our future capital requirements will depend on many factors, including the level of investment we make in new technologies and improvements to existing technologies, the production levels we maintain and the level of monthly expenses required to launch new products. To the extent that the funds generated by this offering, together with existing resources and future earnings, are insufficient to fund our future activities, we may need to raise additional funds through public or private financing. Additional funds may not be available or, if available, we may not be able to obtain them on terms favorable to us and our stockholders. In addition, Maker could seek to raise additional capital if it identified acquisitions or investments in complimentary business, technologies or product lines.



                                       22
Management's Discussion and Analysis of
Financial Condition and Results of Operations

Income Taxes

     At December 31, 1998, Maker had available net operating loss carryforwards of approximately $8.7 million for federal and state income tax purposes, which expire at various dates through 2018. Maker also has available federal tax credits of approximately $330,000 expiring through 2010. Maker has recorded a full valuation allowance against its deferred tax asset due to uncertainties surrounding the realization of these assets.

     The Internal Revenue Code of 1986, as amended, contains provisions that may limit the net operating loss and tax credit carryforwards available to be used in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% over a three year period, the amount of the net operating loss carryforwards that Maker can utilize in any one year may be limited. In the event of a change in ownership the annual limitation on the use of the existing net operating loss carryforwards is equal to an amount determined by multiplying the value of Maker at the time of the ownership change by the federal applicable rate of interest as determined by the Internal Revenue Service. Maker has completed several financings since its inception and has incurred an ownership charge as defined under the Code. The Company does not believe that this change in ownership will have a material impact on its ability to utilize its net operating loss and tax credit carryforwards.

Year 2000

     Many currently installed computer systems and software products are dependent upon internal calendars coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Maker has completed a review of its computer systems to assess what steps, if any, are required to achieve full Year 2000 compliance. Based upon this review Maker believes that its systems are currently Year 2000 compliant. Maker does not anticipate that it will incur material expenses or meaningful delays in connection with Year 2000 compliance.

     None of our products use internal calendars that are dependent upon the input of a specific date. As a result, all of our current products are inherently Year 2000 compliant. Moreover, based on assessments made to date, we do not anticipate material disruptions to our operations as a result of Year 2000 issues.

     Maker is currently discussing Year 2000 readiness with its material supply and service vendors. To date, those vendors that have been contacted have indicated that their hardware or software are or will be Year 2000 compliant on a timely basis. However, Maker intends to continue through 1999 to assess its exposure to Year 2000 noncompliance on the part of any of its material vendors and there can be no assurance that their systems will be Year 2000 compliant. Additionally, Maker has not yet begun to assess the Year 2000 readiness of its material customers.

     Maker believes that Year 2000 issues will not pose significant operational problems for its business. Therefore, Maker does not have, and does not intend to create, a contingency plan in the event Year 2000 compliance cannot be achieved in a timely manner.


                                       23
                                        Management's Discussion and Analysis of
                                   Financial Condition and Results of Operations

                                   BUSINESS

     Maker is a fabless semiconductor company that develops and markets high-performance programmable communications processors, development tools and application software for use in communications systems equipment. Maker's processors have a proprietary architecture and instruction set optimized for processing and switching data, voice and video in broadband networks. Maker's processors perform high-bandwidth or compute-intensive functions such as traffic management and internetworking in Asynchronous Transfer Mode (ATM) and Internet Protocol (IP) packet switching networks. Maker has over 50 design wins with over 30 telecommunications and network equipment vendors, of which over 15 were in production during the first quarter of 1999. Maker's top five customers in 1998 were Ascend, Cisco, Fore, Lucent and Nortel.

Industry Overview

     Public communications networks, such as those used by local and long distance carriers, and specialized networks, such as those used by Internet service providers, are experiencing dramatic growth in data traffic. This increase in data traffic reflects a number of factors, including:

   o the explosive growth of the Internet;
   o the increase in demand for higher speed interconnectivity between wide area networks and local area networks; and
   o the growing demand for remote network access.

     While voice traffic is growing at a modest rate, data traffic is growing much more rapidly and represents an increasing portion of the traffic carried by public networks.

     Today's telecommunications infrastructure is primarily based on circuit switched technology, which was developed to support voice communications. Circuit switched technology creates a dedicated circuit with a fixed amount of bandwidth for the duration of the connection, regardless of a user's actual bandwidth usage. Circuit switched technology is inefficient for high speed data transmission because data is transmitted in bursts and therefore has bandwidth requirements that vary over time. As a result, today's public communications networks do not have the bandwidth and cannot scale on a cost effective basis to support the continuing increase in data traffic.

     In addition to the increase in traffic volume, the nature of the network traffic is becoming increasingly complex. To differentiate themselves, network service providers are offering, on a converged voice and data network infrastructure, enhanced communications services such as:

     o guaranteed Internet access;
     o virtual private networks;
     o videoconferencing;
     o service level agreements; and
     o Internet Protocol telephony.

     The increase in the volume and complexity of traffic is driving the demand for sophisticated network traffic management, which is an immature discipline that is continuing to evolve. Communications systems vendors are developing schemes that intelligently manage network traffic, such as Quality of Service and Class of Service. Quality of Service guarantees a specific level of end-to-end service across the network, while Class of Service prioritizes service levels for different classes of users and applications.

     In order to provide improvements in capacity and service offerings, new standards and protocols are constantly being developed and introduced into the network infrastructure. These standards and protocols are being deployed into networks in an evolutionary fashion due to the mission-critical nature of communications networks and network service providers' large investment in existing infrastructure. As a result, communications network infrastructures are becoming more complex. This increasing complexity is driving the demand for sophisticated internetworking, the translation function between different network standards and protocols.

     Key standards and protocols that are emerging to address the limitations of existing circuit switched networks include Asynchronous Transfer Mode and Internet Protocol. Asynchronous Transfer


                                       24
Business

Mode is based on fixed-sized packets, called cells, and is designed to efficiently integrate voice, data and video and easily scale in capacity. Internet Protocol is a packet-based protocol that is generally accepted as the industry standard for local area network data transfer and is being increasingly used in wide area network data transfer. Neither packet nor Asynchronous Transfer Mode switching requires end-to-end fixed bandwidth for dedicated circuits and therefore have inherent benefits over circuit switching in terms of bandwidth utilization. Both Asynchronous Transfer Mode and Internet Protocol packet switching network technologies are being deployed over optical networks based on the complementary SONET/SDH standards, known as Asynchronous Transfer Mode over SONET (Synchronous Optical Network) and Packet over SONET. SONET is a cabling and signaling standard that is widely used in wide area networks for carrying circuit switched, cell or packet-based traffic.

     Traditional systems vendors and multiple new entrants are competing to meet the evolving requirements of advanced communications networks by introducing increasingly sophisticated communications systems, including switches, access devices, routers and transmission equipment. To achieve the performance, functionality and price required by such communications systems, communications systems vendors are using increasingly complex integrated circuits. As a result of time-to-market pressures, constantly evolving standards and protocols and the difficulty of designing and producing the requisite integrated circuits, these vendors are increasingly using integrated circuits supplied by specialized communications semiconductor companies.

     The key integrated circuit elements of a typical communications system consist of physical connection elements, cell or packet processing device and port interconnection. The physical connection elements convert and condition the signal for transmission on or off the network cabling. The port interconnection transfers data between ports through elements such as switching fabrics or shared system busses. The cell or packet processing device performs a variety of complex data manipulation functions, including traffic management and internetworking. Of the three elements, cell or packet processing, because of its broad functionality, provides communications systems vendors with the greatest opportunity to differentiate their products with increased functionality and features.

     Traditionally, communications systems vendors have utilized general purpose processors, fixed- function Application Specific Standard Products
(ASSP) or custom developed, fixed-function devices, often implemented utilizing Application Specific Integrated Circuits or ASICs, to provide the cell or packet processing functions. General purpose processors are programmable and therefore enable products to be brought to market relatively rapidly. They can also be easily adapted to changes in industry standards and to add additional features. However, these benefits are usually not achievable without significant performance degradation. Fixed-function integrated circuits can be designed to achieve high performance. However, fixed-function integrated circuits cannot be adapted to changing functional requirements and must be redesigned if errors are found in their implementation. Furthermore, developing fixed-function integrated circuits for emerging applications is relatively time consuming and limits the ability of communications systems vendors to meet time-to-market constraints. Consequently, none of these approaches is ideal for meeting the market requirements for high-performance cell or packet processing.

The Maker Solution

     Maker is a leading developer of high-performance programmable communications processors, development tools and application software targeting communications markets requiring high-intensity (high-bandwidth or computing-intensive) communications processing. Maker's communications processors are based on proprietary cores which are optimized for cell and packet processing to enable high-speed performance that is superior to general-purpose processors and equivalent to fixed-function integrated circuits. Unlike fixed-function integrated circuits, Maker's processors have a programmable architecture which, together with Maker's development tools, enable the Maker solution to address the requirements of a variety of markets using a single processor. Maker's solution provides functional flexibility which enables communications systems vendors to quickly adapt to rapidly evolving standards and market requirements, improve time-to-market of new and improved products, add features to create product differentiation and utilize a common architecture across product lines.


                                       25
                                                                        Business

     Maker focuses on emerging high growth segments of the communications systems markets that require sophisticated traffic management and internetworking functions. Maker's MXT3010 Cell Processor, together with its CellMaker(R) and AccessMaker(TM) software applications, targets the high-performance segment of the Asynchronous Transfer Mode equipment market. Maker believes it is a leading provider of SARs, an internetworking device, that operate at OC-12 (622 Mbps) rates, which is an industry-standard measurement of speed. Maker recently announced the introduction of the MXT4000 Traffic Stream Processor family and related PortMaker(TM) software application. The MXT4000 family increases Maker's market opportunity by allowing it to address the opportunity for Internet Protocol-based services, to provide lower customer system costs through higher levels of integration and to support more sophisticated traffic management and internetworking functions.

Business Strategy

     Maker's objective is to be the leading developer of high-performance programmable communications processors, development tools and application software for communications markets requiring high-intensity communications processing(TM). Key elements of Maker's strategy include:

     Target Emerging High-Intensity, High Growth Communications Markets. Maker targets emerging high growth segments of the communications market. Examples of these segments include Asynchronous Transfer Mode SARing, traffic shaping for Asynchronous Transfer Mode or Packet over SONET networks and multi-service wide area network access. These market segments are characterized by rapidly evolving performance and function requirements and are well-addressed by Maker's high-performance programmable architecture.

     Expand ATM Market Leadership into New Markets and Applications. Maker believes it is a leading provider of OC-12 Asynchronous Transfer Mode cell processing solutions. Maker believes that its proprietary technology is well suited for other emerging high-performance segments of the communications industry, including packet processing and multi-service wide area network access. Maker recently announced the MXT4000 Traffic Stream Processor family and related PortMaker software application. The MXT4000 family increases Maker's market opportunity by allowing it to address the opportunity for Internet Protocol-based services.

     Leverage Platforms Across Multiple Applications. Maker seeks to leverage its processors to address a variety of applications in the communications markets. Maker provides multiple off-the-shelf software applications based on the same programmable processor. In addition, Maker delivers a development platform for its processors which allows customers to support applications which are not specifically addressed by Maker. Maker believes that this approach allows it to diversify its market opportunities and address early stage markets with relatively low development cost and risk.

     Provide Integrated Silicon/Software Solutions. Maker seeks to differentiate itself and reduce its customers' time-to-market by providing off-the-shelf software for specific communications applications, such as SARing and multi-service wide area network access. The systems knowledge gained in creating these applications also enables Maker to continue to improve its integrated circuit designs. Approximately two-thirds of Maker's research and development engineers are engaged in software-related activities.

     Build and Capitalize on Close Relationships with Industry Leaders. Maker has developed close customer relationships with leading communications systems vendors, including Ascend, Cisco, Fore, Lucent and Nortel. By working with leading customers early in their product architecture and development stage, Maker is able to gain valuable insights into future industry requirements and trends. These customer relationships provide Maker with multiple sales opportunities across customers' product lines.

     Leverage Fabless Semiconductor Model. By using outside manufacturers to manufacture its processors, Maker seeks to leverage the flexibility of this "fabless" semiconductor business model to lower technology and product risks, increase profitability and reduce the time-to-market of new products compared to an integrated semiconductor manufacturer. Maker's fabless model allows it to focus on its core communications processor design competencies, while minimizing capital and operating infrastructure requirements.


                                       26
Business

Markets and Applications

     Maker focuses on emerging high growth segments of the communications systems markets requiring high-intensity communications processing. These market segments are characterized by rapidly evolving performance and functional requirements. Within these markets, Maker focuses on applications that involve high-performance internetworking and network traffic management. Internetworking is a translation function used to interconnect different networks and protocols. Traffic management describes a collection of functions which are involved in optimally using network bandwidth and providing differentiated services over the network. In particular, traffic management is critical in allowing data to be combined with delay-sensitive information, such as voice or video, on a network.

     Asynchronous Transfer Mode and Internet Protocol networks are two markets with significant traffic management and internetworking requirements. Asynchronous Transfer Mode is based on fixed-sized packets, called cells, and is designed to efficiently integrate voice, data and video and to easily scale in capacity. Internet Protocol is a packet-based protocol that is generally accepted as the industry standard for local area network data transfer and is being increasingly used in wide area network data transfer. Maker's high-intensity communications processing products are well suited for the high-capacity and evolving functional requirements of Asynchronous Transfer Mode and Internet Protocol networks. Maker's products address internetworking applications, including Asynchronous Transfer Mode SARing, and a variety of traffic management functions including traffic shaping, traffic policing and queue management required by these markets.

     High-Performance SARing. SARing or Segmentation and Reassembly is an internetworking function for translating between fixed-sized-packet Asynchronous Transfer Mode networks and variable-sized-packet networks, such as Ethernet, Frame Relay and Packet over SONET, or time-division-multiplexed networks (commonly used in the telecommunications infrastructure). SARing takes place in packet-based communications systems, such as Ethernet switches and Internet routers in circumstances where an Asynchronous Transfer Mode connection is required, or in Asynchronous Transfer Mode-based systems such as multi-service wide area network switches where packet interfaces such as Frame Relay or Packet Over SONET are required. Maker was one of the first vendors to deliver a SAR that operates at OC-12 (622Mbps) rates, and believes it is a leading provider of Asynchronous Transfer Mode SAR devices in this market. An OC-12 SAR can support multiple configurations including one OC-12 network port or 4 OC-3 (155Mbps) ports.

     Asynchronous Transfer Mode Traffic Shaping. Traffic shaping is a complex function that determines the time and rate at which various categories of network traffic can be sent onto the network. Maker supports this application at rates up to OC-12 in Asynchronous Transfer Mode switches, typically located at the edge between enterprise, carrier or service provider networks, and in Asynchronous Digital Subscriber Line access multiplexers.

     Asynchronous Transfer Mode Traffic Policing. Traffic policing monitors traffic coming into a port from the network and ensures that it conforms to predetermined bandwidth policies. Maker supports this application at rates up to OC-12 in Asynchronous Transfer Mode switches, typically located at the edge between enterprise, carrier or service provider networks.

     Multi-Service Wide Area Network Access. Multi-Service wide area network access applications allow service providers to supply a variety of Asynchronous Transfer Mode, Frame Relay, or leased line services on demand on a line-by-line basis through software control. These applications typically involve services that require relatively low bandwidth but high computing power. Multi-service wide area network access products also can integrate voice and data over a single access line, offering potential economic benefits to the subscriber. This functionality can be used in wide area network edge switches, Asynchronous Transfer Mode access multiplexers, SONET add/drop multiplexers and wireless base station equipment.

     Packet Over SONET Link Management. This emerging application supports traffic management, including policing, shaping and queue management and internetworking functions such as Multi-Protocol Label Switching (MPLS) for Packet Over SONET ports in Internet routers and enterprise


                                       27
                                                                        Business
switches. In the future, Maker expects the MXT4400 to support this application at rates up to OC-12, with the future members of the MXT4000 family expected to support rates up to OC-48.

Products

     Maker provides high-performance programmable communications processors, development tools and applications software. Maker's processors are adapted to a variety of communications applications through the use of software that is either provided by Maker or written by customers. To facilitate software development, Maker provides a hardware/software development environment, a library of high-performance network routines and several off-the-shelf software applications targeted at rapidly growing markets.

     Maker's product line includes the MXT3010 Cell Processor, the MXT3020 Circuit Co-processor and the MXT4400 Traffic Stream Processor. The MXT3010 Cell Processor, together with the Company's CellMaker software application, targets the high-performance Asynchronous Transfer Mode SARing market. The MXT3010 Cell Processor and the MXT3020 Circuit Co-Processor, together with the Company's AccessMaker software, target multi-service wide area network access applications. Maker recently announced the introduction of the MXT4000 Traffic Stream Processor family and the related PortMaker software application targeting sophisticated traffic management and internetworking for Asynchronous Transfer Mode and packet-based networks.

     The following table summarizes Maker's products, applications targeted by Maker and the status of the solution for each targeted application:

------------------------------------------------------------------------------------------------------
     Communications Processors      Application Software     Targeted Application         Status
------------------------------------------------------------------------------------------------------
             MXT3010                   CellMaker-622           OC-12 SAR              Production
         Cell Processor                                       4-Port OC-3 SAR

                                     Customer-written        ATM Traffic Shaping      Production
------------------------------------------------------------------------------------------------------
      MXT3010 Cell Processor/           AccessMaker           Multi-service WAN       Production
  MXT3020 Circuit Co-processor                                     Access
------------------------------------------------------------------------------------------------------
             MXT4400                     PortMaker                OC-12 SAR         In Development
            Traffic Stream                                     4-Port OC-3 SAR
            Processor

                                     Customer-written        ATM Traffic Shaping    In Development

                                      PortMaker with              POS Link             Planned
                                    customer extensions          Management

                                     Customer-written       ATM Traffic Policing        Future
------------------------------------------------------------------------------------------------------

 Communications Processors

     MXT3010 Cell Processor. The MXT3010 Cell Processor is a high-performance, programmable Asynchronous Transfer Mode Cell Processing integrated circuit that is based on Maker's proprietary 16-bit RISC core. This device was introduced in 1997 to address a variety of applications ranging from OC-12 SARing to T1 (1.544 Mbps) speed multi-service wide area network access.

     MXT3020 Circuit Co-processor. The MXT3020 Circuit Co-processor is a device that works in conjunction with the MXT3010 to connect Asynchronous Transfer Mode and packet-based networks to circuit switched networks. This device leverages the programmability of the MXT3010 to adapt to evolving standards and supports a wide range of Asynchronous Transfer Mode and Time Division Multiplexed internetworking functions.


                                       28
Business

     MXT4000 Traffic Stream Processor Family. The MXT4400 Traffic Stream Processor is the first member of the MXT4000 family. The MXT4400 is a high-performance, programmable packet and cell processor based on Maker's new proprietary 32-bit RISC core. The MXT4000 family increases Maker's market opportunity by allowing it to address the opportunity for Internet Protocol based services, to provide lower customer system costs through higher levels of integration, to support rates up to OC-48 (2.5 Gbps) and to support more sophisticated traffic management and internetworking functions.

     Maker announced the introduction of the MXT4400 Traffic Stream Processor in March 1999 and expects it to be in volume production in the second half of the year. Maker has delivered Verilog simulation models of the MXT4400 to two alpha customers, Lucent and Xylan. The design data base is at the foundry for layout and an initial production run.

 Application Software

     Maker offers complete production-tested application software that runs on the MXT3010 or MXT4400 processors. Customers may use this software as is, customize it or write their own custom software to address specific applications.

     CellMaker. CellMaker is SARing software that runs on the MXT3010 Cell Processor. This application supports internetworking between Asynchronous Transfer Mode and packet-based networks such as Ethernet or Frame Relay. Maker offers versions of this software that support data rates of OC-3 (155Mbps) and OC-12 (622Mbps).

     AccessMaker. AccessMaker is software that runs on the MXT3010 Cell Processor coupled with up to four MXT3020 Circuit Coprocessors and supports the integration of both voice and data over Asynchronous Transfer Mode networks. AccessMaker allows customers to design a single piece of hardware that can support many common T1/E1 services such as Frame Relay, Asynchronous Transfer Mode, and leased lines in any combination up to 28 T1/E1 ports. This allows service providers to provision new services to their end-user customers quickly and cost-effectively through software control, rather than having to physically reconfigure equipment using field technicians.

     PortMaker. PortMaker is software that runs on the MXT4400 Traffic Stream Processor and supports OC-12 Asynchronous Transfer Mode SARing. This application was announced with the MXT4400 in March 1999. Maker intends to expand the application to support a common set of traffic management and internetworking functions for Packet Over SONET and Asynchronous Transfer Mode networks.

 Development Tools

     To accelerate time-to-market for new products, Maker offers customers a full set of development tools including Verilog models, simulation environments, assemblers and debuggers for both of Maker's processors, as well as a variety of demonstration cards for the MXT3010. These tools allow customers to write and debug software for systems based on Maker's processors prior to using actual hardware and to simulate system and network operations for the purpose of optimizing performance. Maker's tools also allow customers to verify any custom hardware that they have developed to interface with Maker's products. To further facilitate software development by its customers, Maker expects to introduce a C compiler for the MXT4400 Traffic Stream Processor.

Customers, Sales and Marketing

     Maker targets leading telecommunications and data networking vendors. Maker has over 50 design wins with over 30 customers, of which over 15 were in production during the first quarter of 1999. Maker defines a design win as a discernible commitment by a vendor to use Maker products in a development program that is funded, staffed and targeted for production. Maker can provide no


                                       29
                                                                        Business
assurance that a particular design win will result in production revenue. The following is a list of Maker's customers:

   3Com                                     nCUBE
   Alcatel                                  Netcom Systems
   Ascend Communications                    Newbridge Networks
   Cabletron Systems                        Nexabit Networks
   Cisco Systems                            Nortel Networks
   Ennovate                                 Premisys
   Fore Systems                             Siemens
   GTE                                      Sonoma Systems
   Hewlett-Packard                          Sonus Networks
   Hitachi                                  Visual Networks
   Juniper Networks                         Xylan
   Lucent Technologies

     Maker's top five customers in 1998 were Ascend, Cisco, Fore, Lucent and Nortel. Ascend, Cisco and Fore each accounted for more than 10% of 1998 revenues. Ascend and Lucent recently announced that they have entered into a definitive agreement pursuant to which they will combine their operations. See "Risk Factors--Our Revenues and Profits May Decrease If We Lose Any of Our Major Customers."

     Maker's sales and marketing strategy is to achieve design wins with industry leaders in emerging high growth segments of the communications systems markets that require high-intensity communications processing. In many cases, Maker's processors are a key element in the architectural designs of its customers' communications systems. As a result, prior to a design win Maker's engineers often act as consultants to its customers in early architectural discussions and decisions.

     Maker markets and sells its products primarily through a direct sales force in the United States; manufacturers' representatives in the United States and Canada and a distributor in Japan. Maker has sales offices located in Framingham, Massachusetts and Santa Clara, California. Maker selects its independent manufacturers' representatives based on their understanding of the communication processor marketplace and their ability to provide effective field sales support for Maker's products.

     In its latest fiscal year, sales in the United States accounted for approximately 92% of Maker's revenues. Although Maker achieved a number of design wins with customers outside of the United States, none of these customers has reached volume production.

     Maker targets its marketing efforts at identifiable industry leaders. Maker has a number of marketing programs designed to inform communications systems vendors about the capabilities and benefits of Maker's products. Maker's marketing efforts include an emphasis on applications notes, design examples and other technical documentation to accelerate customer designs. In addition, for the purpose of building a high level of industry awareness, Maker's marketing efforts also include participation in industry trade shows, technical conferences and technology seminars, publication of technical and educational articles in industry journals, maintenance of Maker's World Wide Web site and press tours.

     Technical support to customers is provided through Maker system engineers and, if necessary, product designers and architects. Local field support is provided by systems engineers in person or by telephone. Maker believes that providing communications systems vendors with comprehensive product service and support is critical to maintaining a competitive position in the communications market and is critical to shortening customers' design-in cycles. Maker works closely with its customers to monitor the progress of its product designs and to provide support at each stage of customer product development.


                                       30
Business

Technology

     Maker has developed proprietary communications processors that combine high-speed performance with a programmable architecture. Maker's solution architecture is comprised of both integrated circuits and software components, including:

     o a proprietary, programmable processor;
     o a lightweight kernel that provides the basic software infrastructure upon which applications are written;
     o communications processing applications; and
     o a well-defined application programming interface that enables customers' systems to communicate with Maker's software.

To facilitate the development of specific applications, Maker also provides a development environment and a library of performance-optimized software routines that implement a number of common networking functions.

     Below is an overview of Maker's solution architecture:

[typeset representation of graphic]

---------------------------------------------------------------
                    Maker Application Programming Interface
             --------------------------------------------------

                     Communications Processing Applications
                                                                   -- Network
  Maker             Maker          Customized          Customer    -- Function
Development    Applications          Maker         Applications       Library
Environment                       Applications

             --------------------------------------------------
                              Light-Weight Kernel                     Software

             -------------------------------------------------------------------


                            Communications Processor                 Integrated
                                                                      Circuits
---------------------------------------------------------------

                         Maker's Solution Architecture

[end graphic]

     The core technologies employed by Maker include its proprietary RISC architecture, high-speed context switching, network traffic management technology and TDM (Time Division Multiplexed) service internetworking technology.

     Proprietary RISC Architecture. Maker's philosophy is to base its processors on the fastest and most cost-effective processor cores for communications applications. Rather than using commercially available RISC processors such as MIPS or PowerPC, Maker has developed proprietary processor cores which have an architecture and instruction set that are optimized for the tasks of processing and switching data, voice and video in broadband networks. Optimizing the instruction set allows these processors to perform common communications processing steps using a minimum number of instructions, delivering higher CPU performance and higher throughput at a given clock rate than general purpose RISC or CISC processors can provide.

     High-Speed Context Switching. Maker's communications processors have event-driven architectures that can quickly adapt to the arrival of new network traffic or new traffic management information. One of the key differences between communications processors and general purpose RISC processors is the speed at which they perform context switching. Context is any descriptive information, such as traffic contracts and network statistics, that the processor requires to process a particular packet or Asynchronous Transfer Mode cell. The processor must gather all of the context information that is


                                       31
                                                                        Business
relevant to that particular cell, perform any necessary translation and traffic management processing based on that context, and then store the updated context before the next cell arrives. In OC-12 Asynchronous Transfer Mode networks, for example, new Asynchronous Transfer Mode cells arrive every 680 nanoseconds. The faster the processor can gather and store context, the more time that processor has for cell or packet processing, thereby increasing the speed of the overall solution.

     Network Traffic Management Technology. Maker has developed hardware and software technology that provides an extensive set of programmable traffic management capabilities intended to allow its customers to adapt to evolving and increasingly sophisticated functional requirements. Traffic management is a critical requirement for providing high-quality network services and supporting the convergence of voice, data and video in the communications infrastructure. Elements of Maker's solution include per-stream buffer queuing, traffic shaping capability, congestion and flow control algorithms. These programmable functions can allow network equipment to deploy sophisticated traffic management services at very high performance levels.

     TDM Service Internetworking Technology. Maker has developed a specialized software kernel which provides a unified methodology for managing a diverse set of the most common T1/E1 and DS3 services such as Frame Relay, a variety of Asynchronous Transfer Mode services, and leased lines. This is synergistic with other Maker hardware and software technologies such as fast context switching and advanced traffic management and is a core element of Maker's AccessMaker application. The specialized software kernel allows network equipment to integrate data, voice and video traffic and permits service providers to provision new services to their customers on demand from a single equipment platform.

Research and Development

     Maker focuses its research and development efforts on the development of programmable high-performance communications processors, development tools and applications software. As of March 31, 1999, Maker had 35 employees and full-time contractors engaged in research and development, of which 15 are involved in the development of development tools and applications software and 20 are involved in algorithm and integrated circuit design and verification. Maker's research and development facilities are located at its headquarters in Framingham, Massachusetts.

     Maker's research and development expenses for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 were approximately $1.2 million, $2.7 million and $4.2 million, respectively. Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development activities.

Manufacturing

     Currently, Maker outsources all of its semiconductor manufacturing, assembly and testing to suppliers that deliver fully assembled and tested products to Maker on a turnkey basis. This fabless semiconductor manufacturing model allows Maker to focus substantially all of its resources on the design, development and marketing of products and significantly reduces its capital requirements.

     In 1996 and 1997, Maker subcontracted its semiconductor manufacturing to Toshiba, VLSI Technology and IBM. In 1998, substantially all of Maker's manufacturing was subcontracted to IBM.

     Maker uses state-of-the-art, fully digital CMOS processes for the manufacturing of its semiconductor devices. Maker's main products currently are fabricated in .35 micron CMOS. Maker continuously evaluates the benefits of adopting smaller geometry processes in order to achieve optimal performance and cost.

     Maker will begin to investigate the possibility of assuming more manufacturing responsibilities in 1999. Such changes may include contracting for wafer processing, and subcontracting with other suppliers for assembly and test. As a result of such changes, Maker would likely be required to enter into volume purchase agreements pursuant to which Maker would commit to minimum levels of purchases and which may require up front investments. See "Risk Factors--We Depend on Outside Manufacturers to Make Our Products."


                                       32
Business

Competition

     The communications semiconductor industry is intensely competitive and is characterized by constant technological change, rapid rates of product obsolescence and price erosion. Maker products compete with fixed-function integrated circuits and programmable integrated circuits which are typically based on general purpose processors. In the OC-3 SAR market, Maker has a relatively small market share and competes with a number of competitors offering fixed-function devices including Conexant, IBM, Texas Instruments, Integrated Device Technology, PMC-Sierra, Lucent, Fujitsu, NEC and TranSwitch. In the developing OC-12 SAR market, in which Maker believes there is currently little competition, Maker expects to compete in the future with several of the foregoing companies and others. In the Asynchronous Transfer Mode traffic policing market, a targeted future market for Maker, there are a number of competitors, including Lucent and PMC-Sierra. In Asynchronous Transfer Mode markets for programmable integrated circuits, LSI Logic and Motorola currently offer programmable cell processing capability; Maker believes it competes effectively at the high-end (integrated circuits which run at rates greater than OC-3) of this market.

     Competitive factors in the market for integrated circuits are:

     o performance;

     o impact of the integrated circuit on end-product cost;

     o adaptability to changing market requirements;

     o quality and availability of technical support;

     o feature set;

     o ease of designing with and debugging; and

     o compatibility with customer system architectures and complementary components.

     In addition to the list above, programmable communication processors face additional competitive factors such as:

     o ease of writing and debugging high-performance software;

     o availability of tools and software libraries;

     o completed software applications;

     o compatibility with customer simulation environments; and

     o scalability across a breadth of applications.

     Several of the largest electronics and semiconductor suppliers have recently entered or indicated an intent to enter the communication market for semiconductor devices. Many of Maker's existing and potential customers internally develop fixed-function integrated devices, general purpose processors, communications processors and other devices which attempt to perform all or a portion of the functions performed by Maker's products. Maker understands that there may be a number of smaller emerging companies that are contemplating entering the communications processors market. In addition, Maker also may face competition from suppliers of products based on new or emerging technologies. See "Risk Factors--Our Limited Resources Make Us More Susceptible to Competitive Pressures in the Marketplace."

Intellectual Property


     Maker's future success and ability to compete are dependent, in part, upon its proprietary technology. Maker has numerous technology and software licenses which entitle it to use software and technology of other companies. Maker has one technology license agreement which it believes to be material. This agreement provides synthesizable core software product and is terminable only upon breach by one of the parties. Maker has been granted four patents in the United States in the field of cell processors. These patents expire on May 9, 2016. In addition, Maker has filed additional U.S. patent applications in the United States. There can be no assurance that any patents will issue pursuant to Maker's current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented, challenged or licensed to others. In addition, there can be no



                                       33
                                                                        Business
assurance that the rights granted under any such patents will provide competitive advantages to Maker or be adequate to safeguard and maintain Maker's proprietary rights. Not all of Maker's proprietary technology is patented.


     In addition, Maker claims copyright protection for proprietary software and documentation used in its products and software. Maker also attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants, and through other security measures. Although Maker intends to protect its rights vigorously, there can be no assurance that these measures will be successful. In addition, the laws of certain countries in which Maker's products are or may be manufactured or sold may not protect Maker's products and intellectual property rights to the same extent as the laws of the United States.

     While Maker's ability to compete may be affected by its ability to protect its intellectual property, Maker believes that, because of the rapid pace of technological change in the communications systems industry, its technical expertise and ability to introduce new products on a timely basis will be more important in maintaining its competitive position than protection of its intellectual property. Maker believes that patent, trade secret and copyright protection are important but must be supported by expanding the knowledge, ability and experience of Maker's personnel and introducing and enhancing products. Although Maker continues to implement protective measures and intends to defend vigorously its intellectual property rights, there can be no assurance that these measures will be successful.

     Many participants in the semiconductor and communications systems industry have a significant number of patents and have frequently demonstrated a readiness to commence litigation based on allegations of patent and other intellectual property infringement. From time to time, third parties, including competitors of Maker, may assert patent, copyright and other intellectual property rights to technologies that are important to Maker. Third parties may assert infringement claims against Maker in the future, which may result in costly litigation. Maker may not prevail in any such litigation or may not be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Litigation, regardless of the outcome, is likely to result in substantial cost and diversion of resources of Maker. Any infringement claim or other litigation against or by Maker could materially adversely affect Maker.

     In addition, competitors of Maker, many of which have substantially greater resources than Maker and have made substantial investments in competing technologies, may have, or may seek to apply for and obtain, patents that will prevent, limit or interfere with Maker's ability to make, use or sell its products either in the United States or in international markets. Maker may also become subject to patent infringement claims and litigation or interference proceedings to determine the priority of inventions due to the significant number of patents in the industry. This large volume of patented technology makes infringement difficult to assess. The defense and prosecution of intellectual property suits, interference proceedings and related legal and administrative proceedings are both costly and time consuming. Any such suit or proceeding involving Maker could have a material adverse effect on Maker. See "Risk Factors--We Need to Protect Our Intellectual Property and Avoid Infringement of the Intellectual Property of Others."

Backlog


     Maker does not believe that the amount of its backlog is material. This backlog is subject to continued fluctuations and is not necessarily indicative of future sales. Customers purchase Maker's products pursuant to short term purchase orders which may be canceled without charge if notice is given within an agreed upon period. The Company's design wins are solely an expression of interest by customers and are not supported by binding contracts of any nature. Therefore, there can be no assurance that any design win will result in purchase orders for the Company's products.



                                       34
Business

Employees

     As of March 31, 1999, Maker had 60 full-time employees and 3 contract employees. Of the total number of full-time employees and contract employees, 35 were in research and development, 17 were in sales, marketing and technical support and 11 were in operations and administration. Maker's employees do not have any collective bargaining agreement, and Maker has never experienced a work stoppage. Maker believes its employee relations are good. See "Risk Factors--The Loss of Any of Our Key Personnel or the Failure to Hire Additional Personnel Could Impact Our Ability to Meet Customer and Technological Demands."

Facilities

     Maker's main executive, administrative and technical offices occupy approximately 18,498 square feet in Framingham, Massachusetts, under a lease that expires on June 30, 2000. Maker also leases a sales office in Santa Clara, California.

Legal Proceedings

     Maker is not currently involved in any material legal proceedings.


                                       35
                                                                        Business

                                  MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of Maker and their respective ages and positions are as follows:

   Name                        Age                          Position
----------------------------- ----- --------------------------------------------------------
William N. Giudice ..........  44   President, Chief Executive Officer and Director
Michael Rubino ..............  41   Vice President, Finance and Operations, Chief Financial
                                    Officer and Treasurer
Paul Bergantino .............  35   Vice President and Chief Technology Architect
Walter Jones ................  51   Vice President, Engineering
Thomas J. Medrek ............  42   Vice President, Marketing
Jon Sherburne ...............  48   Vice President, Sales
Roger Evans .................  53   Director
Rob Soni ....................  30   Director
Louis Tomasetta .............  50   Director
Paul R. Low .................  66   Director

     William N. Giudice. Mr. Giudice has been President, Chief Executive Officer and a director of Maker since its inception in 1994. Prior to co-founding Maker, Mr. Giudice spent nine years at LSI Logic, a semiconductor company, in a variety of sales and sales management positions, including Director of Sales from 1991 until his departure in 1994.

     Michael Rubino. Mr. Rubino has been Vice President, Finance and Operations, and Chief Financial Officer of Maker since February 1998. From 1994 to 1998, Mr. Rubino held several senior finance positions at Agile Networks, Inc., a communications systems vendor, most recently as Vice President and Chief Financial Officer. Agile Networks was acquired by Lucent Technologies in 1996. From November 1991 to March 1994, Mr. Rubino was Vice President, Finance and Administration at Process Software Corporation, a networking software vendor.

     Paul Bergantino. Mr. Bergantino has been Vice President and Chief Technology Architect of Maker since its inception in 1994. Prior to co-founding Maker, Mr. Bergantino spent seven years at LSI Logic where he served as a Product Marketing Manager in the networking products division from June 1993 to August 1994.

     Walter Jones. Mr. Jones has been Vice President, Engineering of Maker since June 1998. Mr. Jones served as Vice President of Engineering at Videoserver Corporation, a communications systems company, from October 1996 to June 1998. From January 1994 to September 1996, Mr. Jones was the Director of Development at ISIS Distributed Systems, a division of Stratus, Inc.

     Thomas J. Medrek. Mr. Medrek has been Vice President, Marketing of Maker since July 1997. From 1989 to 1997, Mr. Medrek held a number of senior level marketing and product planning positions at 3Com Corporation and Synernetics, Inc., a communications systems vendor, which 3Com acquired in 1994. Mr. Medrek served as Director of Product Planning from 1996 to 1997, and as Director of Marketing from 1993 to 1995.

     Jon Sherburne. Mr. Sherburne has been Vice President, Sales of Maker since October 1997. Mr. Sherburne held several senior management positions at VLSI Technology, Inc., a semiconductor company. He served as Vice President of Western U.S. Sales and Technology from July 1996 to September 1997 and Vice President of North American Computer and Government Sales and Technology Centers from 1994 to July 1996. He also served as Director of Apple Worldwide Sales from January 1992 to July 1995.


                                       36
Management

     Roger Evans. Mr. Evans has been a director of Maker since 1996. Mr. Evans is a general partner of Greylock, a venture capital firm. Mr. Evans is also a Director of Ascend Communications, Inc., a communications system vendor, and several privately held companies.

     Rob Soni. Mr. Soni has been a director of Maker since 1996. Mr. Soni is a partner with Bessemer Venture Partners, which he joined in 1994. Prior to that time, Mr. Soni worked for The Boston Consulting Group.

     Louis Tomasetta. Louis Tomasetta, Ph.D., has been a director of Maker since 1997. Dr. Tomasetta is co-founder of Vitesse Semiconductor Corporation and has served as its President, Chief Executive Officer and Director since it was founded in 1987.

     Paul R. Low. Paul R. Low, Ph.D., has been a director of Maker since March 1999. Dr. Low has been President and Chief Executive Officer of PRL Associates, a technology consulting company, since June 1992. Previously Dr. Low was Vice President and General Manager of IBM Microelectronics, IBM's silicon design and fabrication group, and was a member of the IBM Corporate Management Board from June 1990 to June 1992. Dr. Low is a member of the Board of Directors of Applied Materials, Network Computing Devices, Solectron, Veeco Instruments, VLSI Technology and Xionics.

Board Committees

     The compensation committee of the board of directors of Maker is comprised of Roger Evans, Rob Soni and Louis Tomasetta.

     The audit committee of the board of directors of Maker is comprised of Rob Soni and Louis Tomasetta.

Election of Directors

     After Maker files an Amended and Restated Certificate of Incorporation in connection with this offering, Maker's Amended and Restated Certificate of Incorporation will provide for a classified board of directors divided into two classes. Class I will expire at the annual meeting of stockholders to be held in 2000 and Class II will expire at the annual meeting of stockholders to be held in 2001. Mr. Evans and Mr. Soni will initially serve as Class I Directors and Mr. Giudice, Mr. Low and Mr. Tomasetta will initially serve as Class II directors. At each annual meeting of stockholders, beginning with the 2000 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the second annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. To the extent there is an increase or reduction in the number of directors, the increase or decrease in directorships resulting therefrom will be distributed among the classes so that, as nearly as possible, each class will consist of an equal number of directors.

Compensation of Directors

     The current directors of Maker receive no cash compensation for serving as directors; however, they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under Maker's equity compensation plans. See "--Benefit Plans".

Compensation Committee Interlocks and Insider Participation

     Upon completion of this offering, the compensation committee will make all compensation decisions. No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company. Roger Evans is a general partner of Equity GP Limited Partnership, the general partner of Greylock Equity Limited Partnership, which will beneficially own 15.1% of Maker's common stock after the offering. Rob Soni is a member of Deer IV & Co. LLC, which will beneficially own 15.1% of Maker's common stock after the offering.

     Prior to March 11, 1999, William Giudice, President and Chief Executive Officer of Maker, served as a member of its compensation committee.


                                       37
                                                                      Management

Executive Compensation

     The following table sets forth the compensation earned by Maker's Chief Executive Officer and each of Maker's four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the year ended December 31, 1998:

                       Summary Annual Compensation Table

                                                                                                 Securities
                                                                                      Other      Underlying
                                                                                     Annual       Options/
Name and Principal Position                         Year     Salary      Bonus   Compensation       SARs
-------------------------------------------------- ------ ----------- ---------- -------------- -----------
William N. Giudice ............................... 1996   $102,500       --           --            --
  President, Chief Executive Officer               1997    120,000       --           --            --
  and Director                                     1998    142,500       --           --          510,000
Michael Rubino ................................... 1998    115,321    $25,000         --          180,000
  Vice President, Finance and Operations,
  Chief Financial Officer and Treasurer
  Commenced employment with Maker in February 1998
Paul Bergantino .................................. 1996    102,500       --           --            --
  Vice President and Chief Technology Architect    1997    120,000       --           --            --
                                                   1998    127,500       --           --          260,000
Thomas J. Medrek ................................. 1997     54,057     25,000         --          337,000
  Vice President, Marketing                        1998    125,000       --           --            --
  Commenced employment with Maker in July 1997
Jon Sherburne .................................... 1997     27,484     16,390         --          168,000
  Vice President, Sales                            1998    125,000     65,013         --            --
  Commenced employment with Maker in October 1997

     The following table sets forth certain information regarding the option grants made during 1998 to each of the Named Executive Officers. Maker issued no stock appreciation rights ("SARs") in 1998.

                     Option/SAR Grants in Last Fiscal Year

                                                     Percent of Total
                              Number of Securities     Option/SARs
                                   Underlying           Granted to     Exercise or
                                   Option/SARs         Employees in     Base Price
Name                                 Granted           Fiscal Year     (per share)
---------------------------- ---------------------- ----------------- -------------
William N. Giudice .........  510,000(3)                   28.9%        $   2.75
Michael Rubino .............  180,000(4)                   10.2             0.30
Paul Bergantino ............  260,000(3)                   14.7             2.75
Thomas J. Medrek ...........     --                         --               --
Jon Sherburne ..............     --                         --               --

                                                                    Potential
                                                                 Realizable Value
                                                                at Assumed Annual
                                                                  Rates of Stock
                                                                Price Appreciation
                                    Fair                             for Option
                                  Value on                            Term (1)
                               Date of Grant    Expiration -----------------------------
Name                          (per share) (2)      Date          5%            10%
---------------------------- ----------------- ----------- ------------- --------------
William N. Giudice .........      $  2.75        9/17/08   $6,905,400    $11,826,900
Michael Rubino .............         0.30        3/12/08    2,878,200      4,615,200
Paul Bergantino ............         2.75        9/17/08    3,520,400      6,029,400
Thomas J. Medrek ...........           --          --          --             --
Jon Sherburne ..............           --          --          --             --

------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the initial public offering price. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(2) The grant date valuation is determined by the board of directors and is consistent with the value used by Maker for accounting purposes to determine if any compensation expense related to option grants is reportable.

(3) The options become 20% vested on September 17, 1999. The remainder of the options vest evenly on a quarterly basis over the next four years.

(4) The options became 20% vested on March 12, 1999. The remainder of the options vest evenly on a quarterly basis over the next four years.


                                       38
Management

     The following table sets forth information regarding exercise of options and the number and value of options held at December 31, 1998, by each of the Named Executive Officers:

                     Aggregate Option Exercises in 1998 and
                          Year-End Option/SAR Values

                                                                 Number of Securities             Value of Unexercised
                                                                Underlying Unexercised                In-the-Money
                                                                      Options at                       Options at
                                   Shares                           Fiscal Year End                 Fiscal Year-End (1)
                                  Acquired         Value       -------------------------   -------------------------------------
Name                            on Exercise       Realized      Vested     Unvested (2)     Exercisable     Unexercisable (2)
----------------------------   -------------   -------------   --------   --------------   -------------   ------------------
William N. Giudice .........        --                  --       --          510,000            --             $3,697,500
Michael Rubino .............        --                  --       --          180,000            --              1,746,000
Paul Bergantino ............        --                  --       --          260,000            --              1,885,000
Thomas J. Medrek ...........   206,400 (3)      $2,030,976       --          130,600            --              1,285,104
Jon Sherburne ..............    67,200 (4)         661,248       --          100,800            --                991,872

------------
(1) Value is based on the difference between the option exercise price and the initial public offering price of the common stock multiplied by the number of shares of common stock underlying the option. No market existed for the common stock prior to this offering. Assumed offering price of $10.00; exercise prices range from $0.16 to $2.75.

(2) Options granted to executive officers under the 1996 Stock Option Plan are generally immediately exercisable, but subject to an optional right of repurchase by Maker at cost pursuant to the vesting schedule of each such grant. Accordingly, these options are exercisable but would be subject to repurchase since since they have not yet vested.

(3) Includes 114,275 shares which are subject to repurchase at cost by Maker pursuant to stock repurchase agreements.

(4) Includes 33,600 shares which are subject to repurchase at cost by Maker pursuant to stock repurchase agreements.

Benefit Plans

     1996 Stock Option Plan

     The 1996 Stock Option Plan (1996 Plan) provides for the granting of incentive stock options and non-qualified options defined in Section 422 of the Internal Revenue Code to Maker's employees. The 1996 Plan is administered by Maker's board of directors. The board has the authority to take the following actions:

   (a) interpret and apply the 1996 Plan;

   (b) determine the eligibility of an individual to participate in the 1996
Plan;

     (c) approve the assignment of options immediately prior to the registration of Maker's stock pursuant to the Securities Exchange Act of 1934, as amended, if such assignment would increase the number of common stockholders; and

     (d) determine and allocate the cancellation or exchange of outstanding options in the case of a recapitalization, acquisition, merger or change in control.

No options may be granted to an employee who, at the time of the grant, owns more than 10% of the voting power or greater than 10% of each class of Maker's outstanding stock, unless the purchase price of the stock is not less than 110% of the stock's fair market value on the date of the grant and the option, by its terms, shall not be exercisable more than five years from the date it is granted. Upon the effectiveness of the Company's 1999 Incentive Stock Plan, no further options shall be granted under the 1996 Plan.

     Vested options may be exercised in full at one time or in part from time to time and the payment of the exercise price may be made by delivery of one of the following:

     (a) cash or a check payable to Maker in an amount equal to the exercise price of the vested options;

     (b) shares of Maker's common stock owned by the optionholder having a fair market value equal in amount to the exercise price of the options being exercised;


                                       39
                                                                      Management

     (c) the cancellation of shares covered by this option which are then vested and exercisable having a fair market value equal in amount to the purchase price of the shares being purchased; or

     (d) any combination of (a), (b), (c) and (d); provided, however, that payment of the exercise price by delivery of shares of common stock owned by such option holder or cancellation of shares covered by the option may be made only with the consent of the Board if the payment or cancellation results in a charge to earnings for financial accounting purposes as determined by the Board. Maker may delay the issuance of shares covered by the exercise of an option until the shares for which the option has been exercised have been registered or qualified under the applicable federal or state securities laws, or counsel for Maker has opined that the shares are exempt from the registration requirements of applicable federal or state securities laws.

     Under the 1996 Plan, at the option of the board of directors, options granted may be designated as immediately exercisable but subject to a right of repurchase pursuant to the vesting schedule of each specific grant.


     The term of any option granted under the Plan is limited to ten years. Upon the termination of an optionholder's employment with Maker, his or her options shall terminate between 30 days and 12 months after that optionholder leaves the employ of Maker.


     As of March 31, 1999, 2,635,940 options were outstanding under the Plan. Options granted vest over a term established by the board of directors at the date of grant. In addition, upon a change in control of Maker, the exercisability of options due to vest during the following twelve month period are automatically accelerated. The outstanding options have an exercise price ranging from $0.05 to $8.50 per share.

     1999 Non-employee Director Stock Option Plan

     The 1999 Non-employee Director Stock Option Plan (Director Plan) provides for the grant of nonstatutory stock options to non-employee directors. The director plan has a term of ten years, unless terminated sooner by the board of directors. A total of 125,000 shares of common stock have been reserved for issuance under the Director Plan, plus annual increases such that the total number of shares subject to issuance shall be 125,000 shares, or a lesser amount determined by the board of directors.

     The Director Plan provides that each non-employee director will automatically be granted an option to purchase 20,000 shares of common stock on the date that he or she first becomes a non-employee director, unless immediately prior to becoming a non-employee director, he or she was an employee director of Maker. In addition, each non-employee director will automatically be granted an option to purchase 15,000 shares on the date two days after Maker announces its fiscal year-end earnings of each year, if at that time he or she will have served on the board of directors for at least the preceding six months. The term of each option shall not exceed ten years and shall vest as determined by the board at the time of grant. In addition, upon a change in control of Maker, all unvested options shall immediately vest.


     The exercise price of each option is 100% of the fair market value per share of the common stock, generally determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the last trading day prior to the date of grant. In the event of a merger of Maker or the sale of substantially all of its assets, each outstanding option shall become immediately exercisable. Additionally, outstanding options may be assumed or an equivalent option substituted for by the successor corporation. Options granted under the director plan must be exercised within three months of the end of the option holder's tenure as a director of Maker, or within 12 months after a director's termination by death or disability, but in no event later than the expiration of the option's term. No option granted under the director plan is transferable by the option holder other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the option holder, only by that option holder.


   1999 Stock Incentive Plan

     Maker's 1999 Stock Incentive Plan (1999 Incentive Plan) permits the grant of stock options, which may be either incentive stock or nonqualified options, and stock awards. The maximum number of shares of Maker's common stock available for stock options and stock awards granted under the 1999


                                       40
Management

Incentive Plan is 2,600,000 shares plus annual cumulative increases on each January 1 beginning in 2000 equal to 5% of Maker's issued and outstanding common stock, calculated on a fully diluted basis, or a lesser amount as determined by the board of directors. The maximum number of shares available under the 1999 Incentive Plan is subject to adjustment for capital changes.

     At the discretion of Maker's board of directors, the 1999 Incentive Plan is administered either by the full board of directors of Maker or by a committee consisting of two or more members of Maker's board of directors. The committee has the authority to adopt, amend and rescind rules and regulations which, in its opinion, may be advisable in the administration of the 1999 Incentive Plan.

     Options designated as incentive stock options may be granted only to employees of Maker or any subsidiary. Non-qualified options may be granted to any officer, employee, consultant or director of Maker or any of its subsidiaries. No option designated as an incentive stock option shall be granted to any employee of Maker or any subsidiary if that employee owns, immediately prior to the grant of an option, stock representing more than 10% of the combined voting power of all classes of stock of Maker or a parent or a subsidiary, unless the purchase price for the stock under that option is at least 110% of its fair market value at the time the option is granted and the option, by its terms is not exercisable more than five years from the date it is granted.


     The maximum number of shares of Maker's common stock with respect to which an option or options may be granted to any employee in any calendar year shall not exceed 500,000 shares, taking into account shares subject to options granted and terminated, or repriced, during that calendar year. Options granted under the 1999 Incentive Plan will vest as determined by the board of directors or the Committee. Upon a change in control of Maker, the exercisability of options due to vest during the following twelve month period are automatically accelerated.


     The right of any option holder to exercise an option granted to him or her shall not be assignable or transferable by the option holder other than by will or the laws of descent and distribution, except that an option holder may transfer options that are not incentive stock options to the option holder's spouse or children or to a trust for the benefit of the option holder or the option holder's spouse or children. Incentive stock options are exercisable during the lifetime of the option holder only by the option holder.


     An option granted to any employee option holder who ceases to be an employee of Maker or one of its subsidiaries shall terminate on the seventh day following the date on which that option holder ceases to be an employee of Maker or one of its subsidiaries. If that termination of employment is because of dismissal for cause or because the employee is in breach of any employment agreement, the option will terminate immediately on the date the option holder ceases to be an employee of Maker or one of its subsidiaries. If that termination of employment is because the option holder has become permanently disabled, the option shall terminate on the last day of the twelfth month from the date that option holder ceases to be an employee. In the event of the death of the option holder, the option shall terminate on the last day of the twelfth month from the date of death. In no event shall an option be exercisable after the date upon which it expires by its terms.


     An option granted to an employee option holder who ceases to be an employee of Maker or one of its subsidiaries shall be exercisable only to the extent that the right to purchase shares under the option has accrued and is in effect on the date the option holder ceases to be an employee of Maker or one of its subsidiaries. In the event of the death of any option holder, the option may be exercised by the estate of the option holder, or by any person or persons who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the option holder.

     The board of directors or committee may grant, subject to the limitation on the number of shares of common stock available under the plan, stock awards to employees of and other key individuals engaged to provide services to Maker and its subsidiaries. A stock award may be made in stock or denominated in stock subject to final settlement in cash or stock. Each stock award granted will be subject to such terms and conditions as the board of directors or committee, in its sole discretion, shall determine and establish.


                                       41
                                                                      Management

   1999 Employee Stock Purchase Plan

     The Maker 1999 Employee Stock Purchase Plan (Stock Purchase Plan) is intended to provide a means whereby eligible employees may purchase common stock of Maker through payroll deductions. Four hundred thousand (400,000) shares of the common stock of Maker may be issued pursuant to the Stock Purchase Plan.

     All persons employed by Maker and any subsidiaries are eligible to participate in the Stock Purchase Plan, except persons whose customary employment is less than twenty hours per week or five months or less per year and persons who have been employed by Maker for less than three months on the first day of the purchase period, with the exception of persons previously eligible. In addition, persons who are deemed for purposes of Section 423(b)(3) of the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of Maker or a subsidiary are ineligible to participate in the Stock Purchase Plan. Employment will be treated as continuing intact while a participating employee is on military leave or other bona fide leave of absence, for up to 90 days or for so long as such employee's right to re-employment is guaranteed by statute or contract, if longer than 90 days.

     The Stock Purchase Plan shall be administered by the board of directors or the committee appointed from time to time by the board of directors. Committee members shall be ineligible to participate under the Stock Purchase Plan. All members of the committee shall serve at the discretion of the board. The board of directors or the committee, if one has been appointed, is vested with full authority to make, administer and interpret rules and regulations regarding the Stock Purchase Plan as it may deem advisable. Determinations by the board of directors, or the committee, as to the interpretation and operation of the Stock Purchase Plan shall be final and conclusive.

     There shall be four three month purchase periods within each year, with each commencing on the first day of each three month period beginning February 1, May 1, August 1 and November 1 and continuing through the final day of such three month period. The initial purchase period shall begin on a date determined by Maker's board of directors. The participating employee authorizes regular payroll deductions amounting to a full percentage of the participant's regular compensation as the participant shall designate. These payroll deductions cannot amount to less than one percent (1%) nor more than ten percent (10%) of the participant's regular compensation and cannot exceed $25,000 per year.

     All sums deducted from the regular compensation of participants will be credited to a stock purchase account established for each participant on the books of Maker, but prior to use of these funds for the purchase of shares of Maker's common stock in accordance with the Stock Purchase Plan, Maker may use these funds for any valid corporate purpose. Maker is under no obligation to pay interest on funds credited to a participant's stock purchase account in any event.

     The purchase price of shares of Maker common stock under the Stock Purchase Plan is the lower of eighty-five percent (85%) of the fair market value of a share of common stock for the first business day of the relevant purchase period, or eighty-five percent (85%) of this value for the relevant exercise date. The fair market value on a given day is the mean between the high and low sales prices of a share of common stock of the Company on the Nasdaq National Market. Each participating employee receives an option, effective on the first day of the purchase period, to purchase shares of common stock on the exercise date, which is the last business day of the purchase period. The number of shares which a participant may purchase under the option is the quotient of the aggregate payroll deductions in the purchase period authorized by the participant, divided by the purchase price. No employee can be granted an option under the Stock Purchase Plan to purchase shares of Maker's common stock having a fair market value, as of the date the option to purchase is granted, in any one calendar year of in excess of $25,000. No employee can be granted an option in one purchase period for more than 750 shares or 3,000 shares annually, or such other number of shares as determined from time to time by the board or the committee, as the case may be.

     Upon dissolution or liquidation of Maker or a merger or consolidation in which Maker is not the surviving entity, every option outstanding under the Stock Purchase Plan shall terminate, and each participant shall be refunded the sums then in his account.


                                       42
Management

Limitation of Liability; Indemnification of Directors and Officers

     In connection with the consummation of this offering, Maker will adopt and file an Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. As permitted by the Delaware General Corporation Law, Maker has included in its Amended and Restated Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Amended and Restated Bylaws of Maker provide that Maker is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and Maker is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Maker has also agreed to indemnify its directors to the maximum extent permitted by Delaware law pursuant to agreements with such directors and officers. At present, Maker is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of Maker in which indemnification would be required or permitted. Maker believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.


                                       43
                                                                      Management

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of Maker's common stock after the offering by each person who beneficially owns more than 5% of the common stock; by each of our executive officers and directors; and by all executive officers and directors as a group. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes general voting power or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of April 30, 1999 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the address of each of the beneficial owners identified is 73 Mount Wayte Avenue, Framingham, MA 01702.

                                                  Amount and Nature of Shares Beneficially Owned as of April 30,
                                                                               1999
                                                  --------------------------------------------------------------
                                                                                           Percent of Total
                                                                                          Outstanding Shares
                                                                   Shares of Common       Beneficially Owned (1)
                                                    Outstanding      Stock Issuable    ----------------------------
                                                     Shares of       Upon Exercise      Before the     After the
Name                                               Common Stock       of Options         Offering      Offering
-----------------------------------------------   --------------   -----------------   ------------   ----------
William N. Giudice (2) ........................      1,243,112           510,000            12.1%         9.7%
Paul Bergantino (3) ...........................      1,122,619           260,000             9.7          7.8
Michael Rubino ................................         20,000           160,000             1.3          1.0
Thomas J. Medrek ..............................        271,700            65,300             2.4          1.9
Jon Sherburne .................................         67,200           100,800             1.2            *
Louis Tomasetta (4) ...........................        112,531                --               *            *
Paul Low ......................................             --            20,000               *            *
Greylock Equity Limited Partnership ...........      2,643,378                --            18.8         15.1
 755 Page Hill Road, Suite A-100
 Palo Alto, CA 94304
Roger Evans (5) ...............................      2,643,378            23,500            19.0         15.2
Bessemer Venture Partners (6) .................      2,643,379                --            18.8         15.1
 1400 Old Country Road, Suite 407
 Westbury, NY 11590
Rob Soni (7) ..................................      2,643,379            23,500            19.0         15.2
 Bessemer Venture Partners
 83 Walnut Street
 Wellesley Hills, MA 02181
Level One Communications, Incorporated               1,209,103                --             8.6          6.9
 9750 Goethe Road
 Sacramento, CA 95827
Norwest Venture Partners VI, L.P. .............      1,471,140                --            10.5          8.4
 40 William Street, Suite 305
 Wellesley, MA 02181
Weiss, Peck & Greer Venture Partners (8)
 555 California Street, Suite 3130                   1,378,984                --             9.8          7.9
 San Francisco, CA 94104
All directors and officers as a group
 (10 persons) (2) (3) (4) (5) (7) (9) .........      8,123,919         1,413,100            61.7         50.3

------------
* Less than one percent

                                       44
Principal Shareholders

NOTES

(1) Includes shares from Column 1 and Column 2.


(2) Includes 197,234 shares of common stock owned by Tecumseh Limited Partnership-I of which Mr. Giudice is the general partner. Also includes 150,000 shares held by the Piedmont 1999 Trust and 150,000 shares held by the Acadia 1999 Trust. Mr. Giudice disclaims beneficial ownership of all shares held by these two trusts.

(3) Includes 100,000 shares held by the Bergantino 1999 Grantor Retained Annuity Trust and 100,000 shares held by the 1999 Irrevocable Trust. Mr. Bergantino disclaims beneficial ownership of all shares held by these two trusts.


(4) Includes 78,031 shares of common stock owned by the Tomasetta Trust of which Dr. Tomasetta is the general partner.


(5) Includes shares owned by Greylock Equity Limited Partnership as indicated above. Mr. Evans, a general partner of Greylock Equity GP Limited Partnership, the General Partner of Greylock Equity Limited Partnership, is a director of Maker. Mr. Evans and the other general partners of Greylock Equity Limited Partnership, Henry F. McCance, Howard E. Cox, Jr., David N. Strohm, William W. Helman and William S. Kaiser, share voting and investment power with respect to the shares owned by Greylock Equity Limited Partnership. Mr. Evans disclaims any beneficial ownership of the shares held by Greylock Equity Limited Partnership except as to his proportionate partnership interest therein.

(6) Bessemer Venture Partners is the name used to refer to a group of affiliated investment partnerships. Shares reflected include holdings of three major partnerships--Bessemer Venture Partners IV L.P. (1,078,470 shares), Bessec Ventures IV L.P. (1,078,472 shares), and BVP IV Special Situations L.P. (98,542 shares). The general partner of the three partnerships is Deer IV & Co. LLC. Also reflected in the Bessemer Venture Partners shares are 387,895 shares owned by members of Deer IV & Co. LLC and employees of entities related to the funds. Under certain circumstances, Bessemer Venture Partners IV L.P. can direct their voting on corporate matters. The members of Deer IV & Co. LLC are William T. Burgin, Robert H. Buescher, Christopher Gabrieli, David J. Cowan, G. Felda Hardymon and Rob L. Soni.


(7) Includes 2,643,379 shares attributed to Bessemer Venture Partners above. Of these 2,643,379 shares, 10,352 shares are owned by Mr. Soni individually. Mr. Soni is a director of Maker and a member of Deer IV, the general partner of Bessemer Venture Partners IV L.P., Bessec Ventures IV L.P, and BVP IV Special Situations L.P. Mr. Soni disclaims beneficial ownership of the shares held by the three partnerships, except to the extent of his proportionate partnership interests therein.


(8) Weiss, Peck & Greer Venture Partners is the name used to refer to a group of related investment entities. Shares reflected include shares held by WPG Enterprise Fund III, L.L.C. (638,598 shares), Weiss, Peck & Greer Venture Associates IV, L.L.C. (711,101 shares) and WPG Information
    Sciences Entrepreneur Fund, L.P. (29,285 shares). WPG VC Fund Adviser, L.L.C. is the Fund Investment Advisory Member of WPG Enterprise Fund III, L.L.C. and Weiss, Peck & Greer Venture Associates IV, L.L.C., and the General Partner of WPG Information Sciences Entrepreneur Fund, L.P. The managing members of WPG VC Fund Adviser L.L.C. are Gill Cogan, Barry Eggers, Amal Johnson, Peter Nieh, Phillip Greer, Chris Schaepe and Geani Delagardelle; these members have shared voting power over the funds named herein.


(9) Includes 250,000 shares of common stock issuable to an additional executive officer upon exercise of immediately exercisable options which are subject to repurchase by Maker.

     Except as otherwise specified above, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


                                       45
                                                          Principal Shareholders

                CERTAIN TRANSACTIONS WITH AND STOCK ISSUANCES TO
            EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

Registration Rights Agreement


     The registration rights agreement among Maker and the holders of Class B Convertible Preferred Stock and Class C Convertible Preferred Stock of Maker provides that the Class B and Class C stockholders may require Maker to effect the registration of shares of common stock held by such stockholders as a result of the conversion of the preferred stock for sale to the public on three occasions on the earlier of December 31, 1999 or six months following an initial public offering of Maker's common stock, subject to limitations on resale. In addition, under the terms of the registration rights agreement, if Maker proposes to register any of its shares under the Securities Act, whether for its own account or otherwise, any holders of Maker's registrable shares party to the registration rights agreement are entitled to notice of such registration and are entitled to include their shares therein, subject to specific conditions and limitations. The holders of registrable shares have waived their rights to include their shares in this offering. All fees, costs, and expenses (other than underwriting discounts and commissions, transfer taxes and attorneys' fees) of any registration effected pursuant to the registration rights agreement will be paid by Maker.


Redemption of Class A Preferred Stock

     All of the outstanding shares of Class A Preferred Stock shall be redeemed by Maker upon the closing of this offering. The following related parties hold shares of Class A Preferred Stock which will be redeemed; these related parties will receive amounts payable as indicated.

Bessemer Venture Partners IV, L.P. ..........    $1,469,519
BVP IV Special Situations, L.P. .............    $  133,710
Bessec Ventures IV, L.P. ....................    $1,469,519
Greylock Equity Limited Partnership .........    $3,577,709
William Giudice .............................    $   33,490
Tecumseh Limited Partnership-I ..............    $  168,949

Issuance of Preferred Stock

     During the years 1997 through 1999, Maker issued shares of its Class B Convertible Preferred Stock and Class C Convertible Preferred Stock. The purchasers of such shares included Maker's directors, officers and significant existing stockholders. Such persons received no extra or shared benefit not shared on a pro rata basis with the other shareholders.

Severance Agreement with Michael Rubino

     Maker has entered into a letter agreement with Mr. Rubino which provides that in the event that his employment is terminated following a change of control for any reason other than for cause, he will be entitled to receive six months notice, or six months salary in lieu of such notice. Additionally, upon a change of control, all unvested options held by Mr. Rubino will vest immediately.

Other Transactions with Management

     Compensation and Benefits


     Maker's executive officers receive compensation, bonuses and other benefits under employee benefit plan arrangements maintained by Maker and its subsidiaries. The executive officers participate in employee benefit plans under the same terms generally made available to other similarly situated employees of Maker or its subsidiary with similar responsibilities and levels of compensation.


     Indemnification Agreements

     Maker has entered into Indemnification Agreements with each of its directors. See "Management--Limitation of Liability; Indemnification of Directors and Officers".

                                       46
Certain Transactions with and Stock Issuances to
Executive Officers, Directors and Principal Shareholders

                         DESCRIPTION OF CAPITAL STOCK


     Upon completion of the offering, the authorized capital stock of Maker will consist of 100,000,000 shares of common stock, $.01 par value per share, of which 17,536,983 shares will be outstanding, and 1,000,000 shares of preferred stock, $.01 par value per share, none of which will be outstanding. The following description of the capital stock of Maker and certain provisions of Maker's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws is a summary and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws which will be adopted by Maker prior to the consummation of the offering, copies of which have been filed as exhibits to Maker's Registration Statement of which this prospectus is a part. The following summary assumes the filing of Maker's Amended and Restated Certificate of Incorporation.


Common Stock


     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors. If shares of preferred stock are issued by Maker's board of directors, the Amended and Restated Certificate of Incorporation eliminates the rights of the holders of common stock to vote as a class on an increase or decrease in the number of authorized shares of common stock. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor, and shall be entitled to receive, pro rata, all assets of Maker available for distribution to holders of common stock upon liquidation. Holders of common stock have no preemptive, subscription or redemption rights. There are approximately 90 record holders of common stock.


Preferred Stock

     Maker is authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by Maker's board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of Maker, discourage bids for Maker's common stock at a premium or otherwise adversely affect the market price of the common stock. Maker currently has no plans to issue any preferred stock.

Certain Certificate of Incorporation, Bylaw and Statutory Anti-Takeover Provisions Affecting Stockholders

     Classified Board

     Maker's board of directors is divided into two classes, each of which, after a transitional period, will serve for two years, with one class being elected each year. Removal of a member of the board of directors with or without cause requires a majority vote of the board of directors or of the stockholders. A majority of the remaining directors then in office, though less than a quorum, or the stockholders, are empowered to fill any vacancy on the board of directors. A majority vote of the stockholders is required to alter, amend or repeal the foregoing provisions.

     Section 203 of Delaware General Corporation Law

     Maker is subject to the "business combination" statute of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in "business combination" transactions with any "interested shareholder" for a period of three years after the date of the transaction in which the person became an "interested shareholder," unless:


                                       47
                                                    Description of Capital Stock

     (a) the transaction is approved by the board of directors prior to the date the interested shareholder obtained such status;

     (b) upon consummation of the transaction which resulted in the shareholder becoming an "interested shareholder," the "interested shareholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested shareholder."

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to a shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. By virtue of Maker's decision not to elect out of the statute's provisions, the statute applies to Maker. No current stockholders of Maker are "interested stockholders" because their acquisition of shares was approved by Maker's board of directors. The statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Maker and, accordingly, may discourage attempts to acquire Maker.

     Director Liability

     The Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to Maker or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided that, to the extent provided by applicable law, the Amended and Restated Certificate of Incorporation shall not eliminate the liability of a director for:

   (a) any breach of the director's duty of loyalty to Maker or its stockholders;

     (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (c) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or

   (d) any transaction from which such director derives improper personal benefit.

The effect of this provision is to eliminate the rights of Maker and its stockholders, through stockholders' derivative suits on behalf of Maker to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses (a) through
(d) above. The limitations summarized above, however, do not affect the ability of Maker or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty nor would such limitations limit liability under the federal securities laws. Maker's Amended and Restated Bylaws provide that Maker shall, to the extent permitted by Delaware General Corporation Law, as amended from time to time, indemnify and advance expenses to the currently acting and former directors, officers, employees and agents of Maker or of another corporation, partnership, joint venture, trust or other enterprise if serving at the request of Maker arising in connection with their acting in such capacities.

     The provisions described above may also have the effect of delaying stockholder actions with respect to certain business combinations and the election of new members to the board of directors. As such, the provisions could have the effect of discouraging open market purchases of Maker's common stock.

Registration Rights of Holders of Preferred Stock

     Under the terms of the registration rights agreement among Maker and the holders of Class B Convertible Preferred Stock and Class C Convertible Preferred Stock, if Maker proposes to register any of its securities under the Securities Act following this offering, whether for its own account or


                                       48
Description of Capital Stock
otherwise, holders of approximately 4,554,433 million shares of common stock are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations. The holders of registrable shares also may require Maker to effect the registration of their "registrable shares" for sale to the public, subject to conditions and limitations affecting the ability to resell shares. See "Certain Transactions--Registration Rights Agreement."

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock will be BankBoston, N.A.


                                       49
                                                    Description of Capital Stock

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, Maker will have 17,536,983 outstanding shares of common stock. Of these shares, the 3,500,000 shares offered hereby (4,025,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of Maker as that term is defined in Rule 144 described below. The remaining 14,036,983 shares of common stock outstanding upon closing of the offering are "restricted securities" as that term is defined in Rule 144. Of the remaining 14,036,983 shares, 13,907,782 shares are subject to lock-up agreements (described below).

     Beginning 90 days after commencement of the offering, approximately 12,870,000 shares will become eligible for sale pursuant to Rule 144 or Rule 701 under the Securities Act ("Rule 701"). Upon expiration of the restricted periods set forth in the lock-up agreements, an aggregate of 13,809,711 shares will become immediately eligible for sale subject to the timing, volume, and manner of sale restrictions of Rule 144. Commencing on January, 2001, all outstanding shares not owned by affiliates of Maker (currently 1,684,531 shares) will be freely eligible for sale pursuant to Rule 144(k). In addition, 143,627 additional shares of common stock subject to outstanding vested stock options could also be sold, subject in some cases to compliance with certain volume and other limitations as described below.

     In general, under Rule 144, as amended, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate from whom such shares were purchased) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the number of shares of common stock then outstanding, approximately 175,370 shares immediately after the completion of the offering or generally, the average weekly trading volume in the common stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about Maker. Under Rule 144(k), a person who is not deemed to have been an affiliate of Maker at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate from whom such shares were purchased), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701, persons who purchase shares upon exercise of options granted prior to the effective date of the offering are entitled to sell such shares 90 days after the effective date of the offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

     Pursuant to the lock-up agreements, all of Maker's officers and directors and stockholders owning upon completion of the offering, in the aggregate, approximately 13,907,782 shares of common stock, have executed agreements pursuant to which each has agreed that they will not, directly or indirectly, offer, pledge, sell or otherwise transfer or dispose of any shares of common stock or any securities convertible into, or exercisable or exchangeable for, any shares of common stock or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock without the prior written consent of Lehman Brothers Inc. for a period of 150 days subsequent to the date of this prospectus. Two thirds of these shares shall remain subject to this lock-up for a period of 180 days subsequent to the date of this prospectus and one third of such shares shall be subject to this lock-up for a period of 210 days subsequent to the date of this prospectus. Further, holders of outstanding vested stock options for, in the aggregate, an additional 99,630 shares of common stock are subject to these lock-up agreements. Maker has agreed not to sell or otherwise dispose of any shares of common stock, other than options to purchase common stock under existing stock option or stock purchase plans and except for the issuance of common stock by Maker as consideration for the acquisition of businesses for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc.



                                       50
Shares Eligible for Future Sale

     The holders of an aggregate of 4,554,433 shares of common stock or their transferees are entitled to rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock-Registration Rights of Holders of Preferred Stock" and "Certain Transactions--
Registration Rights Agreement."

     Prior to this offering, there has not been any public market for the common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the prevailing market prices and impair Maker's ability to raise capital through the sale of equity securities.


                                       51
Shares Eligible for Future Sale

                                 UNDERWRITING

     Each underwriter named below has agreed to purchase from Maker the number of shares of common stock set forth opposite its name.

Underwriters                           Number of Shares
------------------------------------- -----------------
Lehman Brothers Inc. ................
BT Alex. Brown Incorporated .........
Salomon Smith Barney Inc. ...........
                                          ---------
 Total ..............................     3,500,000
                                          =========

     The underwriters will purchase the shares pursuant to an underwriting agreement with Maker. The underwriters will pay Maker the public offering price less the underwriting discount specified on the cover page of this prospectus. Maker estimates that its expenses for this offering will be $1,000,000. Certain conditions contained in the underwriting agreement must be satisfied before the underwriters are required to purchase the shares. The underwriters will purchase either all of the shares or none of them.

     The underwriters have advised Maker that they will offer the shares directly to the public initially at the public offering price and to selected dealers, who may include underwriters, at the public offering price less a
selling concession not to exceed $    per share. The underwriters may allow,
and these dealers may reallow, a concession not to exceed $    per share to
certain brokers and dealers. After the initial offering of the shares, the underwriters may change the public offering price and other selling terms.

     The underwriters will offer the shares subject to prior sale, withdrawal, cancellation or modification of the offer of the shares without notice, and to their receipt and acceptance of the shares. The underwriters may reject any order to purchase shares.

     Maker has granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 525,000 additional shares at the public offering price less the underwriting discount specified on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by it shown in the above table bears to 3,500,000 shares, and Maker will be obligated to sell such shares to the underwriters. The underwriters may exercise such option only to cover over-allotments. If the underwriters exercise their option in full, the total
public offering price will be $       , the total underwriting discount will be
$       , and the total proceeds to Maker will be $       , before expenses.


     Each of the officers and directors of Maker, and certain shareholders of Maker, have agreed not to offer, sell or otherwise dispose of any shares of common stock, directly or indirectly, or engage in hedging transactions with respect to the common stock, for a period of 210 days with respect to one-third of the shares, 180 days with respect to two-thirds of the shares, and 150 days with respect to all shares, in each case after the date of this prospectus, without the prior written consent of Lehman Brothers Inc. Stockholders who have agreed to this lock-up arrangement hold an aggregate of 13,907,782 shares of common stock and options to purchase an aggregate of 99,630 shares of common stock. Maker has agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days, subject to exceptions such as the issuance of stock as consideration for the acquisition of businesses. Lehman Brothers Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. See "Shares Eligible for Future Sale."


     Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated by the underwriters and Maker. The underwriters will consider, among other things and in addition to prevailing market conditions, Maker's historical performance and capital structure, estimates of business potential and earning prospects, an overall assessment of Maker's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


                                       52
Underwriting

     Application has been made to have the common stock approved for quotation on the Nasdaq National Market under the symbol "MAKR."

     Maker has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute, under specified circumstances, to payments that the underwriters may be required to make in respect thereof.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of common stock. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of the common stock. Such transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

     If the underwriters create a short position in the common stock in connection with this offering (i.e., they sell more shares than are set forth on the cover page of this prospectus), the underwriters may reduce that short position by purchasing common stock in the open market. The underwriters also may elect to reduce any short position by exercising all or part of their over-allotment option.

     The underwriters also may impose a penalty bid on certain underwriters and selling group members. This means that if the underwriters purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

     Neither Maker nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither Maker nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Any offers in Canada will be made only pursuant to an exemption from the requirements to file a prospectus in the relevant province of Canada in which such sale is made.

     Purchasers of the shares of common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price.

     The underwriters have informed Maker that they do not intend to confirm sales of shares of common stock to any accounts over which they exercise discretionary authority in excess of 5% of the shares offered by them.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Maker by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. Richard M. Stein and Robert P. Sherman, each a stockholder of Hutchins, Wheeler & Dittmar, own an aggregate of 15,132 shares of common stock of Maker. Richard M. Stein is also the Assistant Secretary of Maker. Certain legal matters in connection with the offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.


                                       53
Underwriting/Legal Matters

                                    EXPERTS

     The consolidated financial statements of Maker Communications, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ending December 31, 1998 included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     Maker has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Maker and the common stock, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

     Upon completion of the offering, Maker will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the SEC.

     Maker intends to furnish its stockholders with annual reports containing financial statements audited by Maker's independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.


                                       54
                                     Experts/Where You Can Find More Information

                   MAKER COMMUNICATIONS, INC. AND SUBSIDIARY

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        Page
                                                                                       -----
Report of Independent Public Accountants ...........................................    F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999
 (unaudited) .......................................................................    F-3
Consolidated Statements of Operations for the Years Ended
 December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999
 (unaudited) .......................................................................    F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended
 December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999
 (unaudited) .......................................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended
 December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999
 (unaudited) .......................................................................    F-6
Notes to Consolidated Financial Statements .........................................    F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Stockholders and Board of Directors of Maker Communications, Inc. and subsidiary:


We have audited the accompanying consolidated balance sheets of Maker Communications, Inc. (a Delaware corporation) and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Maker Communications Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Maker Communications, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






                                                         /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 10, 1999

                   Maker Communications, Inc. and Subsidiary

                          Consolidated Balance Sheets

              (In thousands, except share and per share amounts)

                                                                        December 31,            March 31, 1999
                                                                   ----------------------- -------------------------
                                                                                                          Pro forma
                                                                      1997        1998        Actual     (Note 2(c))
                                                                   ---------- ------------ ------------ ------------
                                                                                                  (unaudited)
Assets
Current assets:
 Cash and cash equivalents .......................................  $ 10,865   $  13,615    $  14,275    $  14,275
 Accounts receivable, net of reserve of $90,000 at
   December 31, 1998, March 31, 1999 and pro forma
   March 31, 1999 ................................................       330         932          923          923
 Inventory .......................................................       150         296          502          502
 Prepaid expenses and other current assets .......................       250         106          123          123
                                                                    --------   ---------    ---------    ---------
   Total current assets ..........................................    11,595      14,949       15,823       15,823
Property and equipment, less accumulated depreciation
 and amortization ................................................       703         952        1,121        1,121
Other assets .....................................................        99          56          319          319
                                                                    --------   ---------    ---------    ---------
   Total assets ..................................................  $ 12,397   $  15,957    $  17,263    $  17,263
                                                                    ========   =========    =========    =========
Liabilities, Redeemable Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
 Current portion of note payable to a bank .......................  $    145   $     308    $     525    $     525
 Accounts payable ................................................       203         412          377          377
 Accrued expenses ................................................       544       1,820        2,224        2,224
 Deferred revenue ................................................        54         181          170          170
                                                                    --------   ---------    ---------    ---------
  Total current liabilities ......................................       946       2,721        3,296        3,296
Note payable to a bank, less current portion .....................       290         642          803          803
Convertible note payable (Note 6) ................................        --         500          500           --
Commitments and contingencies (Note 9)
Redeemable preferred stock, at redemption value (Note 7) .........    18,795      23,440       23,890        8,635
Stockholders' equity (deficit) (Note 8):
 Junior convertible preferred stock, $.01 par value--
   Authorized--3,154,000 shares at December 31, 1997 and
    1998 and March 31, 1999; no shares pro forma
   Issued and outstanding--3,154,000 shares at December 31,
    1997 and 1998 and March 31, 1999; no shares pro forma                 32          32           32           --
 Common stock, $.01 par value--
   Authorized--15,195,710, 17,174,670, 17,174,670 and
    100,000,000 shares at December 31, 1997 and 1998,
    March 31, 1999 and pro forma March 31, 1999,
    respectively
   Issued and outstanding--5,402,400, 5,882,490, 6,098,800 and
    13,932,233 shares at December 31, 1997 and 1998,
    March 31, 1999 and pro forma March 31, 1999,
    respectively .................................................        54          59           61          139
 Additional paid-in capital ......................................         1          68          198       15,907
 Accumulated deficit .............................................    (7,721)    (11,505)     (11,517)     (11,517)
                                                                    --------   ---------    ---------    ---------
   Total stockholders' equity (deficit) ..........................    (7,634)    (11,346)     (11,226)       4,529
                                                                    --------   ---------    ---------    ---------
    Total liabilities, redeemable preferred stock and
      stockholders' equity (deficit) .............................  $ 12,397   $  15,957    $  17,263    $  17,263
                                                                    ========   =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                   Maker Communications, Inc. and Subsidiary

                     Consolidated Statements of Operations

              (In thousands, except share and per share amounts)

                                                                                    Three Months Ended
                                               Year Ended December 31,                   March 31,
                                      ----------------------------------------- ---------------------------
                                           1996          1997          1998          1998          1999
                                      ------------- ------------- ------------- ------------- -------------
                                                                                        (unaudited)
Revenues:
 Product ............................ $     101     $   1,231     $    6,309    $     758     $    2,723
 Software and maintenance ...........       241           543          1,385          261            439
                                      ---------     ---------     ----------    ---------     ----------
   Total revenues ...................       342         1,774          7,694        1,019          3,162
Cost of revenues ....................       329         1,031          3,238          486          1,043
                                      ---------     ---------     ----------    ---------     ----------
Gross profit ........................        13           743          4,456          533          2,119
                                      ---------     ---------     ----------    ---------     ----------
Operating expenses:
 Research and development ...........     1,198         2,727          4,171          894          1,341
 Selling and marketing ..............       332           883          2,078          443            515
 General and administrative .........       373           751          1,299          341            394
 Litigation .........................        --           462          1,118          171             --
                                      ---------     ---------     ----------    ---------     ----------
   Total operating expenses .........     1,903         4,823          8,666        1,849          2,250
                                      ---------     ---------     ----------    ---------     ----------
Loss from operations ................    (1,890)       (4,080)        (4,210)      (1,316)          (131)
Interest income .....................        51           212            538          133            160
Interest expense ....................      (132)          (33)           (82)         (10)           (41)
                                      ---------     ---------     ----------    ---------     ----------
   Net loss ......................... $  (1,971)    $  (3,901)    $   (3,754)   $  (1,193)    $      (12)
                                      =========     =========     ==========    =========     ==========
Net loss per share (Note 2(e)):
 Basic and diluted
   net loss per share ............... $   (1.30)    $   (0.72)    $    (0.66)   $   (0.22)    $    (0.00)
 Basic and diluted
   weighted average common shares
   outstanding ...................... 1,515,998     5,383,080      5,646,822    5,418,506      5,967,190
Pro forma net loss per share
(Note 2(e)):
 Pro forma basic and diluted
   net loss per share .........................................   $    (0.31)                 $    (0.00)
 Pro forma basic and diluted
   weighted average common shares outstanding .................   12,229,795                  13,651,760

The accompanying notes are an integral part of these consolidated financial statements.

                   Maker Communications, Inc. and Subsidiary

           Consolidated Statements of Stockholders' Equity (Deficit)

              (In thousands, except share and per share amounts)

                                              Junior Convertible
                                               Preferred Stock              Common Stock
                                          -------------------------- --------------------------
                                               Number      $.01 Par       Number      $.01 Par
                                             of Shares       Value      of Shares       Value
                                          --------------- ---------- --------------- ----------
Balance, January 1, 1996 ................         --        $  --            --        $  --
 Delaware reincorporation,
  exchange of no par value
  common stock for $.01 par value
  common stock ..........................         --           --     4,019,654           40
 Conversion of $.01 par value
  common stock to junior
  convertible preferred stock ...........  4,019,654           40    (4,019,654)         (40)
 Issuance of common stock ...............         --           --     5,359,134           54
 Offering costs related to the
  issuance of Class A redeemable
  preferred stock .......................         --           --            --           --
 Repurchase and retirement of
  junior convertible preferred stock        (865,654)            (8)         --           --
 Exercise of employee stock option.......         --           --        19,040           --
 Net loss ...............................         --           --            --           --
                                           ---------        -------  ----------        -----
Balance, December 31, 1996 ..............  3,154,000           32     5,378,174           54
 Offering costs related to the
  issuance of Class B redeemable
  convertible preferred stock ...........         --           --            --           --
 Conversion of note payable into
  common stock ..........................         --           --        20,866           --
 Exercise of employee stock options......         --           --         3,360           --
 Net loss ...............................         --           --            --           --
                                           ---------        -------  ----------        -----
Balance, December 31, 1997 ..............  3,154,000           32     5,402,400           54
 Offering costs related to the
  issuance of Class C redeemable
  convertible preferred stock ...........         --           --            --           --
 Exercise of employee stock options......         --           --       480,090            5
 Net loss ...............................         --           --            --           --
                                           ---------        -------  ----------        -----
Balance, December 31, 1998 ..............  3,154,000           32     5,882,490           59
 Exercise of employee stock options
  (unaudited) ...........................         --           --       216,310            2
 Net loss (unaudited) ...................         --           --            --           --
                                           ---------        -------  ----------        -----
Balance, March 31, 1999 (unaudited) .....  3,154,000           32     6,098,800           61
 Conversion of Class B redeemable
  convertible preferred stock into
  common stock (unaudited) ..............         --           --     3,416,575           34
 Conversion of Class C redeemable
  convertible preferred stock into
  common stock (unaudited) ..............         --           --     1,137,858           11
 Conversion of junior convertible
  preferred stock into common
  stock (unaudited) ..................... (3,154,000)         (32)    3,154,000           32
 Conversion of convertible note
  payable into common stock
  (unaudited) ...........................         --           --       125,000            1
                                          ----------        -------  ----------        -----
Pro forma balance, March 31, 1999
(unaudited) (Note 2(c)) .................         --        $  --    13,932,233        $ 139
                                          ==========        =======  ==========        =====

                                              Common Stock                                     Total
                                          --------------------  Additional                 Stockholders'
                                             Number    No Par     Paid-In    Accumulated      Equity
                                           of Shares    Value     Capital      Deficit       (Deficit)
                                          ----------- -------- ------------ ------------- --------------
Balance, January 1, 1996 ................     1,000     $ 1    $    --      $ (1,017)     $(1,016)
 Delaware reincorporation,
  exchange of no par value
  common stock for $.01 par value
  common stock ..........................    (1,000)       (1)      --           (39)          --
 Conversion of $.01 par value
  common stock to junior
  convertible preferred stock ...........        --      --         --            --           --
 Issuance of common stock ...............        --      --         --            --           54
 Offering costs related to the
  issuance of Class A redeemable
  preferred stock .......................        --      --         --           (64)         (64)
 Repurchase and retirement of
  junior convertible preferred stock             --      --         --          (667)        (675)
 Exercise of employee stock option.......        --      --          1            --            1
 Net loss ...............................        --      --         --        (1,971)      (1,971)
                                             ------     -----  -------      --------      -------
Balance, December 31, 1996 ..............        --      --          1        (3,758)      (3,671)
 Offering costs related to the
  issuance of Class B redeemable
  convertible preferred stock ...........        --      --         --           (62)         (62)
 Conversion of note payable into
  common stock ..........................        --      --         --            --           --
 Exercise of employee stock options......        --      --         --            --           --
 Net loss ...............................        --      --         --        (3,901)      (3,901)
                                             ------     -----  -------      --------      -------
Balance, December 31, 1997 ..............        --      --          1        (7,721)      (7,634)
 Offering costs related to the
  issuance of Class C redeemable
  convertible preferred stock ...........        --      --         --           (30)         (30)
 Exercise of employee stock options......        --      --         67            --           72
 Net loss ...............................        --      --         --        (3,754)      (3,754)
                                             ------     -----  -------      --------      -------
Balance, December 31, 1998 ..............        --      --         68       (11,505)     (11,346)
 Exercise of employee stock options
  (unaudited) ...........................        --      --        130            --          132
 Net loss (unaudited) ...................        --      --         --           (12)         (12)
                                             ------     -----  -------      --------      -------
Balance, March 31, 1999 (unaudited) .....        --      --        198       (11,517)     (11,226)
 Conversion of Class B redeemable
  convertible preferred stock into
  common stock (unaudited) ..............        --      --     10,215            --       10,249
 Conversion of Class C redeemable
  convertible preferred stock into
  common stock (unaudited) ..............        --      --      4,995            --        5,006
 Conversion of junior convertible
  preferred stock into common
  stock (unaudited) .....................        --      --         --            --           --
 Conversion of convertible note
  payable into common stock
  (unaudited) ...........................        --      --        499            --          500
                                             ------     -----  -------      --------      -------
Pro forma balance, March 31, 1999
(unaudited) (Note 2(c)) .................        --     $--    $15,907      $(11,517)     $ 4,529
                                             ======     =====  =======      ========      =======


The accompanying notes are an integral part of these consolidated financial statements.

                   Maker Communications, Inc. and Subsidiary

                     Consolidated Statements of Cash Flows

                                (In thousands)

                                                                                                                Three Months
                                                                         Year Ended December 31,              Ended March 31,
                                                                 ---------------------------------------- ------------------------
                                                                     1996          1997          1998         1998         1999
                                                                 ------------ -------------- ------------ ------------ -----------
                                                                                                                (unaudited)
Cash Flows from Operating Activities:
 Net loss ......................................................   $ (1,971)     $(3,901)    $(3,754)     $(1,193)      $   (12)
 Adjustments to reconcile net loss to net cash (used in)
   provided by operating activities--
 Depreciation and amortization .................................        132          211         410           98           132
 Issuance of convertible note payable in settlement of
   litigation ..................................................         --           --         500           --            --
 Changes in operating assets and liabilities--
   Accounts receivable .........................................       (205)        (125)       (602)         (10)            9
   Inventory ...................................................        (54)         (96)       (146)         (82)         (206)
   Prepaid expenses and other current assets ...................        (11)        (229)        144          166           (17)
   Accounts payable ............................................         58          119         209          144           (35)
   Accrued expenses ............................................          5          445       1,276          145           404
   Deferred revenue ............................................         58             (4)      127          110           (11)
                                                                   --------      ----------  -------      -------       -------
   Net cash (used in) provided by operating activities .........     (1,988)      (3,580)     (1,836)        (622)          264
                                                                   --------      ---------   -------      -------       -------
Cash Flows from Investing Activities:
 Purchase of property and equipment ............................       (206)        (587)       (659)        (246)         (301)
 (Increase) decrease in other assets ...........................         --          (93)         43           46          (263)
                                                                   --------      ---------   -------      -------       -------
   Net cash used in investing activities .......................       (206)        (680)       (616)        (200)         (564)
                                                                   --------      ---------   -------      -------       -------
Cash Flows from Financing Activities:
 Borrowings under note payable to a bank .......................         --          436         689           --           450
 Payments on note payable to a bank ............................         --           --        (174)         (44)          (72)
 Proceeds from note payable to stockholders ....................      1,600           --          --           --            --
 Payment of note payable to stockholders .......................     (2,825)          --          --           --            --
 Proceeds from issuance of common stock ........................         54           --          --           --            --
 Repurchase of junior convertible preferred stock ..............       (675)          --          --           --            --
 Net proceeds from issuance of Class A redeemable
   preferred stock .............................................      8,537           --          --           --            --
 Net proceeds from issuance of Class B redeemable
   convertible preferred stock .................................         --       10,098          89           --            --
 Net proceeds from issuance of Class C redeemable
   convertible preferred stock .................................         --           --       4,526           --           450
 Proceeds from exercise of stock options .......................          1           --          72            2           132
                                                                   --------      ---------   -------      -------       -------
   Net cash (used in) provided by financing activities .........      6,692       10,534       5,202          (42)          960
                                                                   --------      ---------   -------      -------       -------
Net increase (decrease) in cash and cash equivalents ...........      4,498        6,274       2,750         (864)          660
Cash and cash equivalents, beginning of period .................         93        4,591      10,865       10,865        13,615
                                                                   --------      ---------   -------      -------       -------
Cash and cash equivalents, end of period .......................   $  4,591      $10,865     $13,615      $10,001       $14,275
                                                                   ========      =========   =======      =======       =======
Supplemental Disclosure of Cash Flow Information:
 Cash paid during the year for interest ........................   $    176      $   129     $    65      $    10       $    32
                                                                   ========      =========   =======      =======       =======
Supplemental Disclosure of Noncash Financing Activity:
 Conversion of note payable into common stock and
   Class A redeemable preferred stock ..........................   $     --      $    34     $    --      $    --       $    --
                                                                   ========      =========   =======      =======       =======


The accompanying notes are an integral part of these consolidated financial statements.

                   Maker Communications, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

                (including data applicable to unaudited periods)

(1) Nature of Operations

     Maker Communications, Inc. (Maker), a Delaware corporation, was founded in 1994. Maker is a fabless semiconductor company that develops and markets high-performance programmable communications processors, development tools and application software for use in communications systems equipment. Maker sells its products to telecommunications and data networking vendors based primarily in North America.

     In 1998, Maker established a wholly owned subsidiary, Maker Communications Securities Corporation, which is a qualified Massachusetts securities corporation.


(2) Significant Accounting Policies

     The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

   (a) Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of Maker and its wholly owned subsidiary. All significant intercompany balances have been eliminated in consolidation.

   (b) Interim Financial Statements
     The accompanying consolidated balance sheet as of March 31, 1999, and the statements of operations and cash flows for the three months ended March 31, 1998 and 1999, and the statement of stockholders' equity (deficit) for the three months ended March 31, 1999 are unaudited, but in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although Maker believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the three months ended March 31, 1999, are not necessarily indicative of the results to be expected for the entire fiscal year.

   (c) Unaudited Pro Forma Presentation
     The unaudited pro forma consolidated balance sheet as of March 31, 1999 and the pro forma net loss per share for the three months ended March 31, 1999 reflect the automatic conversion of all outstanding shares of Class B and Class C redeemable convertible preferred stock and junior convertible preferred stock into 7,708,433 shares of common stock, which will occur upon the closing of Maker's proposed initial public offering and the conversion of the convertible note payable into 125,000 shares of common stock to occur prior to or upon the closing of the proposed initial public offering (see Note 6).

   (d) Revenue Recognition
     Revenue derived from the sale of processors is recognized upon shipment. Provisions are made at that time for any applicable warranty costs expected to be incurred. Revenue from software license agreements is recognized upon execution of a license agreement and delivery of the software, provided that the fee is fixed or determinable and deemed collectible by management. Revenue from software maintenance agreements is recognized ratably over the term of the maintenance period, which is typically one year. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue. Maker recognizes software revenue in accordance with the provisions of Statement of Position (SOP) No. 97-2, Software Revenue Recognition.

   (e) Net Loss Per Share
     Basic and diluted net loss per common share was determined by dividing net loss by the weighted average common shares outstanding during the period. Basic and diluted net loss per share are the same, as

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

outstanding common stock options, convertible preferred stock and the convertible note payable are antidilutive as Maker has recorded a net loss for all periods presented. Options to purchase a weighted total of 71,585, 491,772, 1,502,553, 1,045,690 and 1,930,358 common shares have been excluded from the computation of diluted weighted average shares outstanding for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively. Shares of common stock issuable upon the conversion of outstanding convertible preferred stock and the convertible note payable have also been excluded for all periods presented. In accordance with the SEC Staff Accounting Bulletin No. 98, Earnings Per Share in an Initial Public Offering, the Company determined that there were no nominal issuances of the Company's common stock prior to the Company's planned initial public offering.

     The calculation of pro forma net loss per common share assumes that all Class B and Class C redeemable convertible preferred stock and junior convertible preferred stock had been converted to common stock as of the issuance date.

   (f) Cost of Revenues

     Cost of revenues includes the cost of purchasing fully assembled, tested and packaged communications processors from Maker's independent foundries, production related expenses, warranty, and quality assurance for those products, as well as costs of personnel associated with supporting Maker's customers. Cost of revenues also includes software costs, consisting of the cost of the media on which it is delivered, which amounts are not significant.

   (g) Cash and Cash Equivalents

     Cash equivalents consist of short-term, highly liquid investments with original maturity dates of ninety days or less. Cash equivalents are carried at cost, which approximates their fair market value.

   (h) Inventory

     Inventory, which consists of finished goods, is stated at the lower of cost (first-in, first-out) or market.

   (i) Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Maker provides for depreciation and amortization using the straight-line method to allocate the cost of property and equipment over their estimated useful lives as follows:

                                         Estimated
Asset Classification                    Useful Life
-----------------------------------   --------------
   Computer equipment .............      3 years
   Computer software ..............      3 years
   Furniture and fixtures .........      5 years
   Leasehold improvements .........   Life of lease

     Property and equipment at December 31, 1997 and 1998 and March 31, 1999 consisted of the following (in thousands):

                                            December 31,        March 31,
                                        --------------------   ----------
                                          1997        1998        1999
                                        --------   ---------   ----------
   Computer equipment ...............    $  634     $1,236       $1,420
   Computer software ................       372        422          455
   Furniture and fixtures ...........        51         53           84
   Leasehold improvements ...........        43         48          101
                                         ------     ------       ------
                                          1,100      1,759        2,060
   Less--accumulated depreciation and
    amortization ....................      (397)      (807)        (939)
                                         ------     ------       ------
                                         $  703     $  952       $1,121
                                         ======     ======       ======

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

   (j) Software Development Costs

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, Maker has evaluated the establishment of technological feasibility of its various products during the development phase. Due to the dynamic changes in the market, Maker has concluded that it cannot determine technological feasibility until the development phase of the project is nearly complete. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to Maker's financial position or results of operations. Therefore, Maker charges all research and development expenses to operations in the period incurred.

   (k) Income Taxes

     Maker accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting For Income Taxes. This statement requires Maker to recognize a current tax asset or liability for current taxes payable or refundable and to record a deferred tax asset or liability for the estimated future tax effects of temporary differences and carry forwards to the extent they are realizable. A deferred tax provision or benefit results from the net change in deferred tax assets and liabilities during the year. A deferred tax valuation allowance is required if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized.

   (l) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (m) Concentration of Credit Risk

     Maker has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Financial instruments that potentially subject Maker to concentrations of credit risk are principally cash equivalents, accounts receivable, accounts payable, notes payable and redeemable preferred stock. Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom Maker makes substantial sales. Maker performs periodic credit evaluations of its customers and generally does not require collateral. Maker has $90,000 in allowances for estimated losses at December 31, 1998 and March 31, 1999.

     The following table summarizes the number of customers that individually comprise greater than 10% of total accounts receivable and their aggregate percentage of Maker's total accounts receivable.

                                                Percent of
                                                  Total
                                  Number of      Accounts
                                  Customers     Receivable
                                 -----------   -----------
   December 31, 1997 .........       5             77%
   December 31, 1998 .........       3             58%
   March 31, 1999 ............       2             44%

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

   (n) Fair Value of Financial Instruments

     Financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, notes payable and redeemable preferred stock. The estimated fair value of these instruments approximates their carrying value.

   (o) Stock-Based Compensation

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants to be included in the consolidated statement of operations or disclosed in the notes to consolidated financial statements. Maker has determined that it will account for stock-based compensation for employees under the intrinsic value-based method of the Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

   (p) Comprehensive Income

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. Maker does not have any components of comprehensive income except its reported net loss.

(3) Accrued Expenses

     Accrued expenses at December 31, 1997 and 1998 and March 31, 1999 consisted of the following (in thousands):

                                            December 31,
                                         ------------------    March 31,
                                          1997       1998        1999
                                         ------   ---------   ----------
   Payroll and related costs .........    $204     $  520       $  658
   Production costs ..................      --        231          234
   Warranty ..........................      16        140          140
   Other .............................     324        929        1,192
                                          ----     ------       ------
                                          $544     $1,820       $2,224
                                          ====     ======       ======

(4) Income Taxes

     No provision for federal or state income taxes has been recorded, as Maker incurred net operating losses for all periods presented. As of December 31, 1998, Maker has net operating loss carryforwards of approximately $8,710,000 available to reduce future federal and state income taxes, if any. Maker also has available federal tax credits of approximately $330,000 expiring through 2010. If not utilized, these carryforwards expire at various dates through 2018. If substantial changes in Maker's ownership should occur, as defined by
Section 382 of the Internal Revenue Code (the Code), there could be annual limitations on the amount of carryforwards which can be realized in future periods. Maker has completed several financings since its inception and has incurred an ownership change as defined under the Code. The Company does not believe that this change in ownership will have a material impact on its ability to utilize its net operating loss and tax credit carryforwards.

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

   Net deferred tax assets consist of the following:

                                                         December 31,
                                                   -------------------------
                                                       1997          1998
                                                   -----------   -----------
                                                        (In thousands)
   Net operating loss carryforwards ............    $  2,002      $  3,507
   Nondeductible expenses and reserves .........         300           550
                                                    --------      --------
                                                       2,302         4,057
   Valuation allowance .........................      (2,302)       (4,057)
                                                    --------      --------
                                                    $     --      $     --
                                                    ========      ========

     Due to the uncertainty surrounding Maker's ability to utilize its net operating loss carryforwards, Maker has provided a full valuation allowance against its otherwise recognizable deferred tax asset at December 31, 1997 and 1998.

(5) Notes Payable to a Bank

   (a) Working Capital Line of Credit

     On February 18, 1997, Maker entered into a working capital line of credit of $1,000,000 with a bank. On May 12, 1998 and on February 3, 1999, Maker entered into loan modification agreements with the bank whereby the working capital line of credit was increased to $2,000,000 and $2,500,000, respectively. Borrowings bear interest at the bank's prime rate (7.75% at December 31, 1998) plus .25%. The line of credit is collateralized by substantially all assets of Maker. The line of credit expires in February 2000. Maker had no borrowings under the working capital line of credit as of December 31, 1998 and March 31, 1999.

   (b) Capital Expenditure Line of Credit

     Maker has borrowings under a modified equipment line of credit facility with the same bank. Borrowings are payable over a 30 to 39 month period and bear interest at the bank's prime rate (7.75% at December 31, 1998) plus .25% to prime plus 1.0%. In 1999, Maker borrowed an additional $450,000 under its existing equipment line of credit facility. On February 3, 1999, Maker entered into a loan modification agreement with the bank that provided Maker with an additional $1,000,000 of borrowing availability under its capital expenditure line of credit. As of March 31, 1999, Maker had $1,000,000 available under the modified equipment line of credit. All borrowings under the equipment line of credit are collateralized by substantially all assets of Maker. Under these agreements, Maker is required to comply with certain restrictive covenants. As of December 31, 1998 and March 31, 1999, Maker was in compliance with all such covenants.

     The maturities under the capital expenditure lines of credit as of March 31, 1999 are as follows:

                                  (In thousands)
                                 ---------------
   1999 (nine months) ..........      $  393
   2000 ........................         438
   2001 ........................         351
   2002 ........................         146
                                      ------
                                      $1,328
                                      ======

(6) Convertible Note Payable

     In July 1998, Maker issued a $500,000 convertible note payable to LSI Logic Corporation (LSI) which accrues interest at an annual rate of 6.5%. All principal and interest is due on June 30, 2001. Upon the occurrence of certain events, LSI may convert the principal of the note into fully paid and

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

nonassessable shares of common stock of Maker at the lesser of $4.00 per share, subject to certain dilutive events, as defined, or the subsequent sale price per share of common stock issued by Maker in which the aggregate gross proceeds received by Maker is at least $1,000,000. In April 1999, LSI notified Maker of its intention to convert the note to 125,000 shares of Maker's common stock. Such conversion will occur prior to or upon the closing of the proposed initial public offering.

(7) Redeemable Preferred Stock

   (a) Class A Redeemable Preferred Stock

     In September 1996, Maker authorized the issuance of up to 5,380,000 shares of Class A redeemable preferred stock, $.01 par value and issued 5,359,134 shares at $1.605 per share resulting in net proceeds of approximately $8,537,000. In October 1997, Maker issued an additional 20,866 shares of Class A redeemable preferred stock at $1.605 per share in exchange for the conversion of a note payable to a stockholder in the amount of approximately $34,000. These shares are nonvoting, nonconvertible and have dividend rights superior to junior convertible preferred stock, Class B redeemable convertible preferred stock, Class C redeemable convertible preferred stock and common stock. The Class A redeemable preferred stock has a liquidation preference of $1.605 per share plus all declared but unpaid dividends. As of December 31, 1998 and March 31, 1999, the preference in liquidation and redemption value was approximately $8,635,000. Class A redeemable preferred stock is redeemable according to the following terms in order of occurrence: (i) upon the change in control of Maker, as defined, (ii) 90 days following the completion of a qualified initial public offering, as defined, or (iii) in three annual installments commencing on September 30, 2002.

   (b) Class B Redeemable Convertible Preferred Stock

     In October 1997, Maker authorized the issuance of up to 3,416,670 shares of Class B redeemable convertible preferred stock, $.01 par value, and issued 3,386,675 shares at $3.00 per share resulting in net proceeds of approximately $10,098,000. In July 1998, Maker issued an additional 29,900 shares resulting in net proceeds of approximately $89,000. These shares are convertible into common stock at the rate of one share of common stock for each share of preferred stock, adjustable for certain dilutive events. Conversion is automatic upon the closing of an initial public offering of common stock at a per share price of at least $6.75 and resulting in aggregate proceeds to Maker of at least $20,000,000. These shares have dividend rights superior to junior convertible preferred stock and common stock and similar to the Class C redeemable convertible preferred stock. The Class B redeemable convertible preferred stock has a liquidation preference of $3.00 per share plus all declared but unpaid dividends. As of December 31, 1998 and March 31, 1999, the preference in liquidation and redemption value was approximately $10,249,000. Class B redeemable convertible preferred stock is redeemable at the option of the holder according to the following terms in order of occurrence: (i) upon the change in control of Maker, as defined, or (ii) in three annual installments commencing on September 30, 2002.

   (c) Class C Redeemable Convertible Preferred Stock

     In December 1998, Maker authorized the issuance of up to 1,138,000 shares of Class C redeemable convertible preferred stock and issued 1,035,586 shares at $4.40 per share resulting in net proceeds of approximately $4,526,000. In January 1999, Maker sold an additional 102,272 shares of Class C redeemable convertible preferred stock at $4.40 per share, resulting in net proceeds to Maker of approximately $450,000. These shares are convertible into common stock at the rate of one share of common stock for each share of preferred stock, adjustable for certain dilutive events. Conversion is automatic upon the closing of an initial public offering of common stock at a per share price of at least $6.75 and resulting in aggregate proceeds to Maker of at least $20,000,000. These shares have dividend rights superior to junior convertible preferred

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

stock and common stock and similar to Class B redeemable convertible preferred stock. The Class C redeemable convertible preferred stock has a liquidation preference of $4.40 per share plus all declared but unpaid dividends. As of December 31, 1998 and March 31, 1999, the preference in liquidation and redemption value was approximately $4,556,000 and $5,006,000, respectively. Class C convertible preferred stock is redeemable at the option of the holder according to the following terms in order of occurrence: (i) upon the change in control of Maker, as defined, or (ii) in three annual installments commencing on September 30, 2002.

     The following table summarizes the activity for the Class A, Class B and Class C redeemable preferred stock (in thousands, except share amounts):

                                                                 Class B Redeemable       Class C Redeemable
                                        Class A Redeemable          Convertible              Convertible
                                         Preferred Stock          Preferred Stock          Preferred Stock
                                     ------------------------ ------------------------ ------------------------
                                                                                                                   Total
                                      Number of   Redemption   Number of   Redemption   Number of   Redemption   Redemption
                                        Shares       Value       Shares       Value       Shares       Value       Value
                                     ----------- ------------ ----------- ------------ ----------- ------------ -----------
Balance, January 1, 1996 ...........         --     $   --            --     $    --           --     $   --      $    --
 Issuance of Class A Redeemable
  Preferred Stock ..................  5,359,134      8,601            --          --           --         --        8,601
                                      ---------     ------            --     -------           --     ------      -------
Balance, December 31, 1996 .........  5,359,134      8,601            --          --           --         --        8,601
 Issuance of Class B Convertible
  Preferred Stock ..................         --         --     3,386,675      10,160           --         --       10,160
 Conversion of note payable into
  Class A Redeemable Preferred
  Stock ............................     20,866         34            --          --           --         --           34
                                      ---------     ------     ---------     -------           --     ------      -------
Balance, December 31, 1997 .........  5,380,000      8,635     3,386,675      10,160           --         --       18,795
 Issuance of Class B Convertible
  Preferred Stock ..................         --         --        29,900          89           --         --           89
 Issuance of Class C Convertible
  Preferred Stock ..................         --         --            --          --    1,035,586      4,556        4,556
                                      ---------     ------     ---------     -------    ---------     ------      -------
Balance, December 31, 1998 .........  5,380,000      8,635     3,416,575      10,249    1,035,586      4,556       23,440
 Issuance of Class C Convertible
  Preferred Stock ..................         --         --            --          --      102,272        450          450
                                      ---------     ------     ---------     -------    ---------     ------      -------
Balance, March 31, 1999 ............  5,380,000     $8,635     3,416,575     $10,249    1,137,858     $5,006      $23,890
                                      =========     ======     =========     =======    =========     ======      =======

(8) Stockholders' Equity (Deficit)

   (a) Common Stock

     In 1998, Maker increased the authorized shares of common stock to 17,174,670. Upon completion of the proposed initial public offering, the authorized capital stock will be 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of March 31, 1999, Maker had reserved 3,416,575, 1,137,858 and 3,154,000 shares of common stock for the conversion of Class B convertible preferred stock, Class C convertible preferred stock and junior convertible preferred stock, respectively.

   (b) Junior Convertible Preferred Stock

     In 1996, Maker authorized 4,019,654 shares of junior convertible preferred stock $0.01 par value. In September 1996, each outstanding share of $.01 par value common stock, totaling 4,019,654 shares, was exchanged for one share of junior convertible preferred stock. In October 1996, Maker repurchased and retired 865,654 shares of junior convertible preferred stock.

     The junior convertible preferred stock is subordinate to Class A redeemable preferred stock and Class B convertible preferred stock and Class C convertible preferred stock and superior to common

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

stock in regard to liquidation. Junior convertible preferred stock is optionally redeemable by Maker at a price of $0.005 per share subsequent to the redemption of the Class A redeemable preferred stock. Each share of junior convertible preferred stock may, at the option of the holder, be converted to one share of common stock, as adjusted for certain events.

     Conversion will occur automatically upon the completion of an initial public offering at a per share price of at least $6.75 and resulting in aggregate proceeds to Maker of at least $20,000,000. Voting rights are provided to junior convertible preferred stock in proportion to the number of shares of common stock that would be received upon conversion.

     (c) Stock Plans

   1996 Option Plan

     During 1996, the Board of Directors approved the 1996 Stock Option Plan (the 1996 Plan). The Board of Directors has reserved 3,876,000 shares of common stock for issuance under the 1996 Plan. Options issued under the 1996 Plan may be either incentive stock options or nonqualified stock options at the discretion of the Board of Directors. Options may be granted to key employees, officers, consultants and advisers of Maker. Options expire up to 10 years from the date of grant or as determined by the Board of Directors. Options vest over a term to be established by the Board of Directors at the date of grant. Under the 1996 Plan, at the option of the Board of Directors, certain option grants may be immediately exercisable but subject to a right of repurchase at cost at the option of the Board of Directors, pursuant to the vesting schedule of such grant. In addition, upon a change in control of Maker, as defined, the exercisability of options due to vest during the following twelve month period are automatically accelerated. Upon the effectiveness of the Company's 1999 Incentive Stock Plan, no further options shall be granted under the 1996 Plan.

   1999 Incentive Stock Plan

     In April 1999, the Board of Directors approved the 1999 Incentive Stock Plan (1999 Plan) permitting the grant of stock options, which may be either incentive stock or nonqualified options and stock awards. This plan will be effective upon the successful closing of Maker's proposed initial public offering. The maximum number of shares of Maker's common stock available for stock options and stock awards granted under the 1999 Plan is 2,600,000 plus annual cumulative increases on each January 1, beginning in 2000 equal to (a) 5% of Maker's issued and outstanding common stock calculated on a fully diluted basis or (b) a lesser amount as determined by the Board of Directors.

     Options designated as incentive stock options may be granted only to employees of Maker. Non-qualified options may be granted to any officer, employee, consultant or director of Maker. No option designated as an incentive stock option shall be granted to any employee of Maker or any subsidiary if such employee owns, immediately prior to the grant of an option, stock representing more than 10% of the combined voting power of all classes of stock of Maker, unless the purchase price for the stock under such option is at least 110% of its fair market value at the time the option is granted and the option, by its terms is not exercisable more than five years from the date it is granted.

     The maximum number of shares of Maker's common stock with respect to which an option or options may be granted to any employee in any calendar year shall not exceed 500,000 shares, taking into account shares subject to options granted and terminated, or repriced, during such calendar year. Options granted under the 1999 Incentive Plan will vest as determined by the Board of Directors. Upon a change in control of Maker, the exercisability of options due to vest during the twelve month period following the change in control are automatically accelerated.

   1999 Non-Employee Director Option Plan

     In January 1999, the Board of Directors adopted a Director Option Plan (Director Plan) pursuant to which 125,000 shares of common stock have been reserved for future issuance, plus annual increases such

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

that the total number of shares subject to issuance shall be (i) 125,000 on January 1 of each year, or (ii) a lesser amount determined by the Board of Directors. The Director Plan provides that each non employee director will automatically be granted an option to purchase 20,000 shares on the date which such person first becomes a non employee director. In addition, each non employee director will automatically be granted an option to purchase 15,000 shares on the date two days after Maker announces its fiscal year-end earnings of each year, if on such date that director will have served on the Board of Directors for at least the preceding six months. Each option will have a term of up to 10 years and will vest over a term determined by the Board of Directors at the time of grant. In addition, upon a change in control of Maker, as defined in the Director Plan, all unvested options shall vest immediately. Options granted to directors will be accounted for in accordance with SFAS No. 123 based upon the guidance provided in the exposure draft dated March 31, 1999 for the proposed interpretation, Accounting for Certain Transactions Involving Stock Compensation, of APB No. 25. The fair value of directors' grants will be measured and included in the consolidated statement of operations.

     1999 Employee Stock Purchase Plan

     In April 1999, the Board of Directors approved the Maker 1999 Employee Stock Purchase Plan (the Stock Purchase Plan). This plan will be effective upon the successful closing of Maker's proposed initial public offering. The Stock Purchase Plan is intended to provide a means whereby eligible employees may purchase, on a quarterly basis, common stock of Maker through payroll deductions. Such payroll deductions cannot amount to less than 1% nor more than 10% of the participant's regular compensation and cannot exceed $25,000 or 3,000 shares per year. The purchase price of shares of Maker common stock under the Stock Purchase Plan is the lower of 85% of the fair market value of a share of common stock for the first business day of the relevant purchase period or 85% of such value for the relevant exercise date. 400,000 shares of Maker common stock have been reserved for issuance under the Stock Purchase Plan. Maker will account for the Stock Purchase Plan in accordance with APB No. 25 and accordingly, no compensation cost will be recognized under the Stock Purchase Plan. Maker will elect the "disclosure only" alternative under SFAS No. 123.

     The following table summarizes option activity under the stock plans:

                                                Number of                         Weighted Average
                                                  Shares       Exercise Price      Exercise Price
                                              -------------   ----------------   -----------------
   Granted ................................       831,990     $  .05-$.16             $   .08
   Exercised ..............................       (19,040)           .05                  .05
                                                  -------     -----------             -------
   Outstanding, December 31, 1996 .........       812,950     $  .05-$.16             $   .08
   Granted ................................     1,163,100        .16- .30                 .17
   Exercised ..............................        (3,360)           .05                  .05
   Canceled ...............................       (44,620)       .05- .16                 .09
                                                ---------     -----------             -------
   Outstanding, December 31, 1997 .........     1,928,070     $  .05-$.30             $   .13
   Granted ................................     1,782,250        .30-3.75                2.03
   Exercised ..............................      (480,090)       .05-1.00                 .15
   Canceled ...............................      (611,980)       .05- .30                 .16
                                                ---------     -----------             -------
   Outstanding, December 31, 1998 .........     2,618,250     $  .05-3.75             $  1.42
   Granted ................................       249,000       4.40-8.50                6.61
   Exercised ..............................      (216,310)       .05-4.40                 .61
   Canceled ...............................       (15,000)           .30                  .30
                                                ---------     -----------             -------
   Outstanding, March 31, 1999 ............     2,635,940     $  .05-8.50             $  1.98
                                                =========     ===========             =======
   Exercisable, March 31, 1999 ............       294,578     $  .05-8.50             $  1.32
                                                =========     ===========             =======

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

     The following table summarizes information relating to currently outstanding and exercisable options as of March 31, 1999.

                                     Outstanding                          Exercisable
                    ---------------------------------------------   -----------------------
                                   Weighted Average     Weighted                   Weighted
                                       Remaining         Average                   Average
     Range of        Number of        Contractual       Exercise     Number of     Exercise
 Exercise Prices       Shares        Life (Years)         Price        Shares       Price
-----------------   -----------   ------------------   ----------   -----------   ---------
$   .05                333,290         7.54              $  .05       154,840      $  .05
     .16               326,850         8.27                 .16        43,538         .16
     .30               383,050         8.95                 .30        31,200         .30
     .75               270,000         9.23                 .75            --          --
 2.00 - 2.75           818,000         9.46                2.74            --          --
 3.75 - 4.40           370,750         9.61                3.92        45,000        4.33
    8.50               134,000         6.58                8.50        20,000        8.50
                       -------                                        -------
                     2,635,940                                        294,578
                     =========                                        =======

     For purposes of the pro forma disclosures required by SFAS No. 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used and the weighted average information for the years ended December 31, 1996, 1997 and 1998 and three months ended March 31, 1998 and 1999 are as follows:

                                                                            December 31,
                                                           ----------------------------------------------
                                                                1996            1997            1998
                                                           -------------- --------------- ---------------
      Risk-free interest rates ...........................   6.09%         5.89-6.46%      4.47-5.49%
      Expected dividend yield ............................     --                 --              --
      Expected life ...................................... 4 years        4 years         4 years
      Expected volatility ................................     60%                60%             60%
      Weighted average fair value of options granted ..... $ .04          $      .09      $     1.02
      Weighted-average remaining contractual life of
        options outstanding .............................. 9.81 years     9.27 years      9.13 years

                                                                    March 31,
                                                           ----------------------------
                                                                1998           1999
                                                           -------------- -------------
      Risk-free interest rates ...........................   5.59%          4.90%
      Expected dividend yield ............................     --             --
      Expected life ...................................... 4 years        4 years
      Expected volatility ................................     60%            60%
      Weighted average fair value of options granted ..... $ .15          $ 2.87
      Weighted-average remaining contractual life of
        options outstanding .............................. 9.14 years     8.85 years

     Had compensation expense from Maker's stock option plan been determined consistent with SFAS No. 123, net loss and net loss per share would have been approximately as follows:

                                                                                     Three Months Ended
                                                  Year Ended December 31,                March 31,
                                           -------------------------------------- ------------------------
                                               1996         1997         1998         1998         1999
                                           ------------ ------------ ------------ ------------ -----------
                                                        (In thousands, except per share data)
     Net loss:
     As reported .........................   $ (1,971)    $ (3,901)    $ (3,754)    $ (1,193)    $   (12)
     Pro forma ...........................     (1,974)      (3,929)      (3,967)      (1,201)       (308)
     Basic and diluted net loss per share:
     As reported .........................   $  (1.30)    $  (0.72)    $  (0.66)    $  (0.22)    $ (0.00)
     Pro forma ...........................      (1.30)       (0.73)       (0.70)       (0.22)      (0.05)

(9) Commitments and Contingencies

   (a) Litigation

     In February 1997, LSI filed a lawsuit against Maker. During July 1998, Maker and LSI reached a settlement agreement under which Maker paid LSI a lump-sum of $200,000 and issued a $500,000 convertible note as discussed in
Note 6. Maker has included in a separate line item in its consolidated statement of operations the legal and settlement costs associated with the LSI litigation. Maker is not

                   Maker Communications, Inc. and Subsidiary

                (including data applicable to unaudited periods)

currently involved in any litigation which, in management's opinion, would have a material adverse effect on its business, operating results or financial condition.

   (b) Leases

     Maker has operating leases for various facilities and equipment expiring at various dates through August 2001. Future minimum lease payments at December 31, 1998 are as follows:

                    (In thousands)
                   ---------------
   1999 ..........       $359
   2000 ..........        166
   2001 ..........          5
                         ----
                         $530
                         ====

     Rent expense under operating leases totaled approximately $92,000, $200,000, $278,000, $67,000 and $95,000 for the years ended December 31, 1996,
1997 and 1998 and three months ended March 31, 1998 and 1999, respectively.

(10) Employee Benefit Plan

     Effective January 1, 1996, Maker adopted a 401(k) savings and profit-sharing plan (the Plan). All employees are immediately eligible to participate upon the attainment of age 21. The Plan is intended to qualify as a defined contribution plan in accordance with Section 401(k) of the Internal Revenue Code. Participants may defer up to 15% of their compensation under the Plan. Maker may make discretionary profit-sharing contributions to the Plan. Participants vest in Maker's contributions ratably over five years. No discretionary contributions were made in 1996, 1997 or 1998 or the three months ended March 31, 1999.

(11) Segment, Significant Customer and Supplier Information

     Maker operates in one industry segment, communications processors and derives substantially all of its revenues from US customers. Maker had a total of three customers whose revenue represented a significant percentage of total revenue in certain or all years or periods as follows:

                           For the year     For the three
                               ended            months
                           December 31,     ended March 31,
                          ---------------   ---------------
                           1997     1998     1998     1999
                          ------   ------   ------   -----
   Customer A .........    32%      29%      17%      36%
   Customer B .........    23       16       17       15
   Customer C .........    --       13       --       12

     Maker currently outsources substantially all manufacturing, assembly and test of communications processors to one outside foundry.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses (other than the underwriting discount) payable in connection with the sale of the common stock offered hereby are as follows, all of which will be paid by Maker:

        SEC registration fee ...................................    $   12,310
        NASD filing fee ........................................         4,928
        Nasdaq National Market fee .............................        95,000
        Printing expenses ......................................       200,000
        Legal fees and expenses ................................       200,000
        Accounting fees and expenses ...........................       200,000
        Transfer agent and registrar fees and expenses .........        25,000
        Miscellaneous ..........................................       262,762
                                                                    ----------
              Total ............................................    $1,000,000
                                                                    ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law, Maker's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and indemnification agreements between Maker and its directors provide for indemnification of its directors and officers for liabilities and expenses they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, Maker's best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Maker's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed as Exhibits 3.1 and 3.2 hereto, respectively.

     The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Maker against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 hereto.

     Maker maintains directors and officers liability insurance for the benefit of its directors and certain of its officers and has entered into indemnification agreements with its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     For the three year period ending March 31, 1999, Maker has issued the following securities, none of which has been registered under the Securities
Act:

     1. In 1996, Maker authorized 4,019,654 shares of Junior Convertible Preferred Stock, $0.01 par value. In September 1996, each outstanding share of $0.01 par value common stock, totaling 4,019,654 shares, was exchanged for one share of Junior Convertible Preferred Stock.

     2. On September 27, 1996 Maker issued and sold an aggregate of 5,077,398 shares of its Class A Redeemable Preferred Stock and an equal number of shares of common stock of Maker, for an aggregate purchase price of approximately $8,149,000, or $1.605 per share, to a total of 28 accredited investors. On November 6, 1996 Maker issued and sold an aggregate of 281,736 shares of its Class A Redeemable Preferred Stock and an equal number of shares of common stock of Maker, for an aggregate purchase price of approximately $452,000, or $1.605 per share, to a total of 17 accredited investors. In October 1997, Maker issued an additional 20,866 shares of Class A Redeemable Preferred Stock at $1.605 per share and 20,866 shares of common stock at $0.01 per share to a stockholder who was an accredited investor in exchange for the conversion of a note payable in the amount of approximately $34,000.

     3. On October 16, 1997 Maker issued and sold an aggregate of 3,000,002 shares of its Class B Convertible Preferred Stock, which is convertible into an equal number of shares of common stock of

Maker, for an aggregate purchase price of approximately $9,000,000, or $3.00 per share, to a total of six accredited investors. On November 24, 1997 Maker issued and sold an aggregate of 386,673 shares of its Class B Convertible Preferred Stock, which is convertible into an equal number of shares of common stock of Maker, for an aggregate purchase price of approximately $1,160,000, or $3.00 per share, to a total of 24 accredited and 17 non-accredited investors. On July 15, 1998 Maker issued and sold an aggregate of 29,900 shares of its Class B Convertible Preferred Stock, which is convertible into an equal number of shares of common stock of Maker, for an aggregate purchase price of approximately $89,000, or $3.00 per share, to a total of four purchasers.

     4. On December 22, 1998 Maker issued and sold an aggregate of 1,035,586 shares of its Class C Convertible Preferred Stock, which is convertible into an equal number of shares of common stock of Maker, for an aggregate purchase price of approximately $4,556,000, or $4.40 per share, to a total of 12 accredited and 25 non-accredited investors. On January 15, 1999 Maker issued and sold an aggregate of 102,272 shares of its Class C Convertible Preferred Stock, which is convertible into an equal number of shares of common stock of Maker, for an aggregate purchase price of approximately $450,000, or $4.40 per share, to a total of 21 accredited investors.

     5. Upon conversion of a convertible note, Maker will issue 125,000 shares of common stock to LSI.

     6. From October 15, 1996 to March 31, 1999, Maker issued to its employees, officers, directors and consultants (Maker's public relations and executive search firms) options to purchase an aggregate of 4,026,340 shares of its common stock, at exercise prices ranging from $.05 per share to $8.50 per share, pursuant to Maker's 1996 Stock Option Plan and 1999 Non-Employee Director Plan.

     7. From October 22, 1996 to March 31, 1999, Maker issued an aggregate of 718,800 shares of its common stock upon the exercise of options at exercise prices ranging from $.05 per share to $4.40 per share.

     The sales of securities set forth in paragraphs 1-7 above were deemed to be exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The granting of stock options described in paragraph 6 above did not require registration under the Securities Act, or an exemption therefrom, insofar as such grants did not involve a "sale" of securities as such term is used in Section 2(3) of the Securities Act. The sale of securities set forth in paragraph 7 above was deemed to be exempt from the registration requirements of the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits


No.         Description of Documents
---------   --------------------------------------------------------------------------------------
   +1.1     Form of Underwriting Agreement
   +3.1     Form of Amended and Restated Certificate of Incorporation of Maker
   +3.2     Form of Amended and Restated Bylaws of Maker
   +5.1     Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
  +10.1     Lease by and among Maker and Marriott Plaza Associates L.P., dated as of December 10,
            1997
  +10.2     Lease by and among Maker and Perini Corporation, dated May 6, 1997, together with amendments thereto
+++10.3     Agreement for ASIC Design and Purchase of Products, dated as of September 2, 1998, by and among Maker and International Business Machines Corporation.
  +10.4     Technology License Agreement by and among Maker and Phoenix Technologies Ltd., dated as of February 12, 1998

Exhibits


No.         Description of Documents
---------   ---------------------------------------------------------------------------------------------
+10.5       Loan and Security Agreement by and among Maker and Silicon Valley Bank, dated as of
            February 18, 1997
+10.6       Loan Modification Agreement by and among Maker and Silicon Valley Bank, dated as of
            May 12, 1998
+10.7       Second Loan Modification Agreement by and among Maker and Silicon Valley Bank, dated as of February 3, 1999
+10.8       1996 Stock Option Plan
+10.9       Amended and Restated Registration Rights Agreement, dated as of December 22, 1998
+10.10      1999 Stock Incentive Plan
+10.11      1999 Employee Stock Purchase Plan
+10.12      1999 Non-Employee Director Stock Option Plan
+10.13      Form of Indemnification Agreement executed by the Directors and certain officers of Maker
+10.14      Severance Agreement with Michael Rubino, dated January 30, 1998
+21.1       Subsidiary of the Registrant
 23.1       Consent of Arthur Andersen LLP
+23.2       Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1)
+24.1       Power of Attorney for Paul Low
+27.1       Financial Data Schedule
+27.2       Financial Data Schedule


------------

++ Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Commission.

 + Previously filed

  Certain Schedules and Exhibits have been omitted. Maker will furnish supplementary to the SEC a copy of any omitted schedule or exhibit upon request.

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit proper delivery to each purchaser.

     The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts, on April 30, 1999.


                       MAKER COMMUNICATIONS, INC.

                                          By: /s/ William N. Giudice
                                          ---------------------------
                                          William N. Giudice, President and
                                          Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                            Title                         Date
---------------------------   -------------------------------------   ---------------

/s/ William N. Giudice        President, Chief Executive
-------------------------     Officer and Director
William N. Giudice            (principal executive officer)           April 30, 1999

/s/ Michael Rubino            Vice President, Finance and
-------------------------     Operations, Chief Financial Officer,
Michael Rubino                Treasurer and Secretary (principal
                              financial and accounting officer)       April 30, 1999

              *
-------------------------     Director                                April 30, 1999
Roger Evans

              *
-------------------------     Director                                April 30, 1999
Rob Soni

              *
-------------------------     Director                                April 30, 1999
Louis Tomasetta

              *
-------------------------     Director                                April 30, 1999
Paul R. Low

* /s/ William N. Giudice
 -----------------------                                              April 30, 1999
 William N. Giudice, as
 attorney-in-fact


                                 EXHIBIT INDEX


No.         Description of Documents
---------   ---------------------------------------------------------------------------------------------
    +1.1    Form of Underwriting Agreement
    +3.1    Amended and Restated Certificate of Incorporation of the Registrant
    +3.2    Amended and Restated Bylaws of the Registrant
    +5.1    Form of Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation
   +10.1    Lease by and among Maker and Marriott Plaza Associates L.P., dated as of December 10,
            1997
   +10.2    Lease by and among Maker and Perini Corporation, dated May 6, 1997, together with amendments thereto
 +++10.3    Agreement for ASIC Design and Purchase of Products, dated as of September 2, 1998, by and among Maker and International Business Machines Corporation.
   +10.4    Technology License Agreement by and among Maker and Phoenix Technologies Ltd., dated as of February 12, 1998
   +10.5    Loan and Security Agreement by and among Maker and Silicon Valley Bank, dated as of
            February 18, 1997
   +10.6    Loan Modification Agreement by and among Maker and Silicon Valley Bank, dated as of
            May 12, 1998
   +10.7    Second Loan Modification Agreement by and among Maker and Silicon Valley Bank, dated as of February 3, 1999
   +10.8    1996 Stock Option Plan
   +10.9    Amended and Restated Registration Rights Agreement, dated as of December 22, 1998
   +10.10   1999 Stock Incentive Plan
   +10.11   1999 Employee Stock Purchase Plan
   +10.12   1999 Non-Employee Director Stock Option Plan
   +10.13   Form of Indemnification Agreement executed by the Directors and certain officers of Maker
   +10.14   Severance Agreement with Michael Rubino, dated January 30, 1998
   +21.1    Subsidiary of the Registrant
    23.1    Consent of Arthur Andersen LLP
   +23.2    Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in Exhibit 5.1)
   +24.1    Power of Attorney for Paul Low
   +27.1    Financial Data Schedule
   +27.2    Financial Data Schedule


------------

++ Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Commission.

 + Previously filed